As Filed With the Securities and Exchange Commission on July 10, 2014
Registration No. 333-195659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.  2 TO
REGISTRATION STATEMENT
ON FORM S-1
TO  FORM S-3

UNDER
THE SECURITIES ACT OF 1933

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

4813
(Primary Standard Industrial Classification Code Number)

58-2342021
(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 1718
New York, NY 10170
(212) 201-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gordon Hutchins, Jr.
President, Chief Operating Officer and Acting Chief Financial Officer
Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Telephone: (212) 201-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven I. Weinberger, Esq.
Steven I. Weinberger, P.A.
1200 N. Federal Highway, Suite 200
Boca Raton, Florida 33432
Telephone: (561) 210-8516
Facsimile: (888) 825-6417

As soon as possible following the effective date of the registration statement
(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.01 per share (3)	1,213,040	$7.00	$8,491,280	$1,093.68
Common stock, par value $.01 per share (4)	4,049,100	$5.00	$20,245,500	$2,607.62
Common stock, par value $.01 per share (5)	1,478,434	$6.25	$9,240,213	$1,190.14
Common stock, par value $.01 per share (6)	728,333	$5.00	$3,641,665	$469.05
Common stock, par value $.01 per share (7)	945,997	$8.50	$8,040,975	$1,035.68
Total amount of Registration Fee	8,414,904		$49,659,632	$6,396.16
___________________________
(1)
Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Consists of shares of outstanding common stock.

(4)
Consists of common stock issuable upon conversion of preferred stock issued in connection with the registrant’s 2013 private placement of Series B-2 preferred stock and warrants to purchase common stock.

(5)
Consists of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the registrant’s 2013 private placement of Series B-2 preferred stock and warrants to purchase common stock.

(6)
Consists of common stock issuable upon exercise of warrants exercisable at $0.50 per share issued in connection with the registrant’s issuance of senior debt.  The registrant has agreed to reimburse the warrant holders for the aggregate amount of the exercise price upon exercise of these warrants.

(7)	Consists of common stock issuable upon exercise of various warrants, exercisable at prices not exceeding $8.50 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated July 10, 2014

Preliminary Prospectus

FUSION TELECOMMUNICATIONS
INTERNATIONAL, INC.

8,414,904 Shares of Common Stock

This prospectus covers the resale of an aggregate of 8,414,904 shares of common stock of Fusion Telecommunications International, Inc. which may be offered from time to time by certain selling security holders identified elsewhere in this prospectus.

The shares being resold consist of:

●	1,213,040 shares of issued and outstanding common stock;

●	4,049,100 shares of common stock issuable upon conversion of outstanding Series B-2 Preferred Stock; and

●	3,152,764 shares of common stock issuable upon exercise of outstanding common stock purchase warrants.

We are registering these shares of common stock for resale by the selling security holders named in this prospectus, or their respective successors and permitted assigns. We will not receive any proceeds from the sale of these shares by the selling security holders, but we may receive proceeds from the exercise of the warrants, if exercised. These shares are being registered to permit the selling security holders to sell shares of common stock from time to time, in amounts, at prices and on terms determined at the time of sale. The selling security holders may sell these shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described elsewhere in this prospectus under the caption “Plan of Distribution.”

Our common stock is currently quoted on The Nasdaq Capital Market and trades under the symbol “FSNN.” On July 7, 2014, the closing price for our common stock was $ 5.40 per share.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, or incorporated by reference into this prospectus, including the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

As more fully described elsewhere in this prospectus, we have incorporated certain reports and other information we previously filed with the SEC into this prospectus.  To the extent that this prospectus includes information as of a later date than the information incorporated by reference, the information in this prospectus shall update and supersede such previous filed information.

Our Company
Fusion Telecommunications International, Inc. (“Fusion,” “we,” “us” or “the Company”) offers a comprehensive suite of cloud communications, cloud connectivity, and managed cloud-based applications solutions to small, medium and large businesses, and domestic and international voice services to communications carriers worldwide.  Our advanced, proprietary cloud services platform enables the integration of leading edge solutions in the cloud, increasing customer collaboration and productivity by seamlessly connecting employees, partners, customers and vendors.  We currently operate in two business segments; Business Services and Carrier Services.

Through our Business Services business segment, we offer business products and services that are device and location agnostic and include cloud-based voice, cloud connectivity and a complement of additional cloud solutions such as storage, security and disaster recovery.  Our advanced business services are flexible, scalable and rapidly deployed, lowering customers’ costs of ownership and increasing productivity.

Through our Carrier Services business segment, we offer domestic and international voice termination services to telecommunications carriers throughout the world, with a particular focus on providing services to and from emerging markets in Asia, the Middle East, Africa, Latin America, and the Caribbean.  These services primarily utilize VoIP termination.  We currently interconnect with over 270 carrier customers and vendors, who include U.S.-based carriers sending voice traffic to international destinations and foreign carriers sending voice traffic to the U.S. and internationally.

Recent Events
On May 13, 2014, amendments to the Company’s Certificate of Incorporation became effective to (a) implement a 1-for-50 reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding common stock, and (b) decrease the total number of authorized shares of common stock to 18 million.  On the  effective date of the Reverse Stock Split, each 50 shares of the Company’s issued and outstanding common stock was automatically, and without any action on the part of the respective holders, combined and converted into 1 issued and outstanding share of common stock.  The Reverse Stock Split resulted in a reduction in the number of issued and outstanding shares of the Company’s common stock from 307,662,828 to 6,147,663.  No fractional shares were issued as a result of the Reverse Stock Split and all fractional shares to which a stockholder was otherwise entitled were rounded up to the nearest whole share.  All common share amounts presented herein give effect to the Reverse Stock Split.

On June 2, 2014, the Company received notice that its application for the listing of its common stock on The Nasdaq Capital Market (“NASDAQ”) was approved, and on June 9, 2014, the Company’s common stock commenced trading on NASDAQ under the symbol “FSNN.”

On December 31, 2013, we completed the acquisition of substantially all of the cloud services assets used by BroadvoxGO!, LLC and its affiliate Cypress Communications, LLC (the “Broadvox Transaction”) in the operation of their cloud services business (the “Acquired Business”, or the “Broadvox Assets”).

For the year ended December 31, 2013, the Acquired Business, which provides cloud-based voice, unified communications and cloud connectivity services, generated unaudited revenue of approximately $32.7 million, over 90% of which is monthly recurring.  The Acquired Business is being integrated into Fusion’s NBS Business Services division.

Common Stock

Number Ou t standing Prior to Offering:
At May 31, 2014, 6,147,663 shares of our common stock are outstanding, without giving effect to the issuance of (a) 4,385,075 shares in the event of exercise of outstanding common stock purchase warrants exercisable at prices ranging from $0.50 to $83.50 per share, (b) 379,543 shares in the event of exercise of outstanding options at a weighted average price of $15.57 per share and (c) 4,724,695 shares issuable upon conversion of outstanding preferred stock.

Number Ou t standing Subsequent to Offering:
Assuming the conversion of all of the preferred stock and the exercise of all of the warrants whose resale is covered by this prospectus, and the issuance of no additional shares, immediately following this offering there will be 13,349,527 shares of our common stock outstanding, without giving effect to the issuance of (a) 1,232,311 shares in the event of exercise of outstanding common stock purchase warrants exercisable at prices ranging from $4.25 to $83.50 per share, (b) 379,543 shares in the event of exercise of outstanding options at a weighted average price of $15.57 per share and (c) 675,595 shares issuable upon conversion of outstanding preferred stock.

Trading Symbol (NASDAQ):	FSNN

FORWARD-LOOKING STATEMENTS

Certain statements and the discussion contained in this prospectus regarding the Company’s business and operations may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “intend,” “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. Investors are cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The most significant risk of the Company is its ability to secure needed capital on an ongoing basis to execute its business strategy. There may be additional risks associated with the integration of businesses following an acquisition, the Company’s ability to comply with its senior debt agreements, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, natural disasters, acts of war, terrorism or other events beyond the Company’s control, the termination of any of the Company’s significant contracts or partnerships, the Company’s ability to attract and retain highly qualified management, technical and sales personnel,  and the other factors identified by us in this memorandum or from time to time in the Company’s filings with the SEC. However, the risks included should not be assumed to be the only things that could affect future performance. This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Also, our management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong.

RISK FACTORS

An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference into this prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline. This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Business

We have a history of operating losses, working capital deficit, and stockholders’ deficit. There can be no assurance that we will ever achieve profitability or have sufficient funds to execute our business strategy.

At March 31, 2014 we had working capital and stockholders’ equity of $6.3 million and $11.2 million, respectively.  However, at December 31, 2013, we had working capital of $1.8 million and stockholders’ equity of approximately $7.0 million, and at December 31, 2012, we had a net working capital deficit of $8.3 million and a stockholders’ deficit of $6.1 million.  Although we generated operating income of $0.3 million for the three months ended March 31, 2014, we have historically incurred losses from operations and for the years ended December 31, 2013 and 2012, we incurred net losses applicable to common stockholders of $5.5 million and $5.6 million, respectively.  Our net income attributable to common stockholders of $1.0 million for the three months ended March 31, 2014 was largely attributable to a $2.6 million non-cash gain.  In addition, we did not generate positive cash flow from operations for the three months ended March 31, 2014 or for the years ended December 31, 2013 and 2012.  We may not be able to generate profits in the future and may not be able to support our operations or otherwise establish a return on invested capital.  In addition, we may not have sufficient funds to execute our business strategy, requiring us to raise funds from the capital markets or other sources, resulting in dilution of our common stock. These losses, among other things, have had and may continue to have an adverse effect on our working capital, total assets and stockholders’ equity.

The effects of natural disasters such as Hurricane Sandy or other events over which we have no control could significantly disrupt our operations and could have a material adverse impact on our business.

Our Carrier Services operations were impacted by the effects of Hurricane Sandy in the Northeast region of the United States in late October of 2012.  The severe weather conditions directly affected the ability of many of our customers and vendors to connect to us.  As a result, we did not generate the same levels of revenues and gross profit that we believe we would have generated absent these abnormal conditions.  Any future disruptions to the operation of our network, including acts of war, terrorism or other force majeure, could have a material adverse impact on our liquidity, financial condition and results of operations.  Although we do carry business interruption insurance, we cannot assure you that our losses in the event of a natural disaster or other force majeure event would be completely covered by insurance.

Our acquisitions of the Broadvox Assets and NBS do not provide assurance that the acquired operations will be accretive to our earnings or otherwise improve our results of operations.

Acquisitions, such as our acquisition of the Broadvox Assets on December 31, 2013 and of NBS in the fourth quarter of 2012, involve the integration of previously separate businesses into a common enterprise in which it is envisioned that synergistic operations and economies of scale will result in improved financial performance.  However, realization of these envisioned results are subject to numerous risks and uncertainties, including but not limited to:

●	Diversion of management time and attention from daily operations;

●	Difficulties integrating the acquired business, technologies and personnel into our business;

●	Potential loss of key employees, key contractual relationships or key customers of the acquired business; and

●	Exposure to unforeseen liabilities of the acquired business

Even though our acquisitions of the Broadvox Assets and NBS have been consummated, there is no assurance that the acquisitions will be or will continue to be accretive to our earnings or otherwise improve our results of operations.

Failure to comply with the financial and other covenants contained in our senior debt agreements is an event of default under these agreements.

Our acquisition of NBS was financed primarily through the issuance of senior notes in the aggregate principal amount of $16.5 million, and our acquisition of the Broadvox Assets resulted in the issuance of additional senior notes in the aggregate principal amount of $25.5 million.  The terms of the senior notes contain a number of affirmative and negative covenants, including but not limited to, restrictions on paying indebtedness subordinate to the senior notes, incurring additional indebtedness, making capital expenditures, dividend payments and cash distributions by subsidiaries.  In addition, at all times while the senior notes are outstanding, we are required to maintain a minimum cash bank balance of $1 million, in excess of any amounts outstanding under a permitted working capital line of credit as well as any cash held by our Business Services business segment.  We are also required to comply with various financial covenants, including leverage ratio, fixed charge coverage ratio and minimum levels of earnings before interest, taxes, depreciation and amortization.  Failure to comply with any of the restrictive or financial covenants could result in an event of default and accelerated demand for repayment of the senior notes. We do not have the financial resources to repay the senior notes if they are accelerated.

From time to time during the year ended December 31, 2013, the Company was not in compliance with the $1.0 million minimum cash balance requirement under the purchase agreement for the senior notes.  On August 14, 2013 and November 12, 2013, the Company and the Lenders entered into amendment agreements whereby the lenders agreed to waive compliance with the $1.0 million minimum cash balance requirement and reduced the minimum cash balance requirement from $1.0 million to $0.5 million for certain periods.  Although we have been in compliance with this covenant requirement since December 31, 2013, in the event we are unable to comply with this requirement or any of the other restrictive or financial covenants in the future, there can be no assurance that we will be able to continue to get the appropriate waivers and amendments from our senior lenders.

If we are unable to successfully manage the integration of our acquisitions, we may not benefit from our acquisition strategy.

As part of our growth strategy, we seek to supplement internal growth with targeted acquisitions, including the recent acquisition of the Broadvox Assets.  We may not be successful in integrating newly acquired companies into our day-to-day operations for a variety of possible reasons, including (a) our inability to retain the skilled managerial, technical, and sales personnel of acquired companies; (b) our inability to retain the customers of acquired companies; (c) our lack of success in integrating the services offered by acquired companies with our services to achieve a single package of service offerings; (d) our inability to establish and maintain uniform standards, controls, policies and procedures throughout our acquired companies; or (e) our inability to devote the management time required to successfully integrate acquired businesses.

Our Carrier Services revenue performance is subject to both internal and external influences, which have negatively impacted our revenues and may continue to do so in the future.

During 2013 and 2012, the Company's Carrier Services revenue was negatively impacted not only by seasonal and economic market fluctuations, but also by a general decline in market rates for the termination of international voice traffic.  We were also adversely affected by limits on our ability to provide extended payment terms to larger customers.  We anticipate that these revenue growth constraints will be eased as the general economic conditions and the Company’s financial condition improve, but there is no assurance that we will be successful in our efforts to increase revenues and margin contribution in this business segment.

Our business is capital intensive, and we do not currently generate sufficient revenues to offset our operating expenses.  If we are unable to obtain additional funding if and when required, we may have to significantly curtail or possibly terminate our operations.

We may require future capital in order to continue to fund our operating expenses and to otherwise execute our business plan and growth strategy.  If we are unable to obtain additional financing or generate sales revenue sufficient to sustain our operations, we could be forced to significantly curtail or suspend our operations, including laying-off employees, selling assets and other measures. Additional capital may not be available to us when needed on terms that are acceptable to us, or at all.

We have historically funded our working capital requirements through the sale of our equity securities.  The sale of equity securities to fund operations is dilutive to the equity ownership of our existing stockholders.  In the event we are unable to substantially increase our revenues to fund our operating expenses, we may be required to continue to fund operations through additional sales of our equity securities.  Historically, limited cash resources have restricted our Carrier Services business segment’s ability to purchase termination capacity on shorter payment terms than the terms under which it is able to sell to our customers.  Should this trend continue, it could limit our ability to grow our revenues and/or margins, or limit our ability to achieve our revenue and/or margin targets.

If we are unable to manage our growth or implement our expansion strategy, we may increase our costs without increasing our revenues.

We may not be able to expand our product offerings, client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned.  Our projected growth will place a significant strain on our administrative, operational, and financial resources and may increase our costs.  If we are unable to successfully manage our future growth, continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, we may not be able to maximize revenues or achieve profitability.

Our ability to grow our business is dependent upon market developments and traffic patterns, which may lead us to make expenditures that do not result in increased revenues.

Our purchase of network equipment and software will be based in part upon our expectations concerning future revenue growth and market developments.  As we expand our network, we will be required to make significant capital expenditures, including the purchase of additional network equipment and software.  To a lesser extent our fixed costs will also increase from the ownership and maintenance of a greater amount of network equipment including our switching systems, gateways, routers and other related systems.  If our traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of our network, our costs as a percentage of revenues would increase significantly.

Changes in technology and service offerings could affect the ability of our Business Services segment to compete in the marketplace for cloud communications services.

Our Business Services segment is subject to rapid and significant changes in technology, particularly in the emerging areas of cloud voice, cloud connectivity, cloud storage and cloud computing.  Our industry has evolved significantly in these areas over the past few years, and will continue to evolve.  Emerging technologies could lead to the development of newer, more convenient, more cost-effective or otherwise more attractive services.  In addition, the preferences and requirements of business customers are changing rapidly.  Our ability to retain current customers and attract new customers may be highly dependent on whether we choose the technologies that will ultimately have the greatest customer acceptance, are able to adopt these new technologies and offer competitive new services when appropriate, or can compete successfully against other service providers that use these new technologies, many of whom are larger or possess greater financial or technical resources.  The development, introduction and marketing of such new services in response to new technologies or new customer demands may require us to increase our capital expenditures significantly.  In addition, new technologies may be protected by patents or other intellectual property laws and therefore may only be available to our competitors and not to us.

We may be unable to adapt to rapid technology trends and evolving industry standards, which could lead to our products becoming obsolete.

The cloud services industry is subject to rapid and significant changes due to technology innovation, evolving industry standards and frequent new service and product introductions.  New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence.  We will need to use technologies effectively, continue to develop our technical expertise and enhance our existing products and services in a timely manner to compete successfully in this industry.  We may not be successful in using new technologies effectively, developing new products or enhancing existing products and services in a timely manner, and we cannot assure you that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

Some of our services are dependent upon multiple service platforms, network elements, and back-office systems that are reliant on third party providers.

We have deployed back-office systems and services platforms that enable us to offer our customers a wide array of services and features. Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, invoice customers, provision client orders, and achieve operating efficiencies.  Some of these systems are dependent upon license agreements with third party vendors.  These third party vendors may cancel or refuse to renew some of these agreements, and the cancellation or non-renewal of these agreements may harm our ability to invoice customers and provide services efficiently.

We may be impacted by litigation regarding patent infringement to which we were not a party.

On March 8, 2007, a jury in the U.S. District Court for the Eastern District of Virginia ruled that Vonage Holdings had infringed on six patents held by Verizon Communications, and ordered Vonage to pay Verizon $58 million plus a future royalty payment equal to 5.5% of Vonage’s customer sales.  The patents related in part to technologies used to connect Internet telephone users to the traditional telephone network.  Vonage appealed the decision, but terminated its appeals options in November 2007, when it agreed to pay Verizon approximately $120 million in settlement.  The future impact, if any, of this litigation, or of similar litigation that might be initiated by other companies against VoIP service providers, including us, is unclear.  If we were restricted from using certain VoIP technologies, it could increase our cost of service or preclude us from offering certain current or future services.

We rely upon certain proprietary rights in our technology, systems and business processes.  If our protection of these rights were to be compromised, it could negatively affect our ability to compete or to achieve our projected financial results.

Our ability to compete depends in part upon our proprietary rights in our technology, systems and business processes.  In general, our technology is based on the integration and use of publicly available hardware components, and is therefore afforded little protection under existing patent law.  Some of our software and systems, while developed by us, are generally not unique in such a manner as to allow protection under existing patent law.  As a result, we generally rely on a combination of contractual restrictions and the general protection afforded by copyright, trademark and trade secret laws to establish and protect our proprietary rights.  Such limited protection could prove insufficient to protect our proprietary rights and thereby subject us to increased competition or impact the business or our results of our operations. It is the Company’s policy to require employees, consultants and, when warranted, certain customers and vendors to execute confidentiality agreements upon the commencement of their relationships with us.  These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except under certain specific circumstances.  If such policies were to prove ineffective in protecting our confidential information, our business or financial performance could be negatively impacted.

The U.S. Patent and Trademark Office has granted Fusion federal registration for two trademarks, and Federal registration of those trademarks will be effective for as long as we continue to use them and renew their registrations.  We are also planning to register additional trademarks and other intellectual property rights, although there can be no assurance that our effort to register these trademarks will be successful.  Fusion generally does not register any of its copyrights with the U.S. Copyright Office, but relies on the protection afforded to such copyrights by the U.S. Copyright Act, which provides protection to authors of original works whether published or unpublished and whether registered or unregistered.

Breaches in our network security systems may harm our ability to deliver services and our reputation and result in liability.

We could lose clients or expose ourselves to liability if there are any breaches to our network security systems that jeopardize or result in the loss of confidential information stored in our computer systems.  Since our inception, we have experienced two known breaches of network security, which resulted in a temporary failure of certain network operations, but did not result in any losses of confidential customer information or material financial losses.  However, a future network security breach could harm our ability to deliver certain services, damage our reputation or subject us to liability.

Our revenue growth is dependent upon our ability to build new distribution relationships and to bring on new customers, for which there can be no assurance.

Our ability to grow through efficient and cost effective deployment of our cloud services is in part dependent upon our ability to identify and contract with local, regional and national entities that will assist in the distribution of our services.  If we are unable to identify, contract or maintain such distribution relationships, or if the efforts of these agents are not successful, we may not grow the customer base or achieve the revenues currently envisioned and our results of operations will be adversely impacted.

We are dependent upon our ability to obtain the necessary regulatory approvals and licenses to enter new domestic and international markets in which such approvals are required.  Such approvals may or may not occur as planned and may or may not be delayed.

Our entry into new domestic and international markets may in certain cases rely upon our ability to obtain licenses or other approvals to operate in those markets, our ability to establish good working relationships with the relevant telecommunications regulatory authorities in those jurisdictions or our ability to interconnect to the local telephone networks in those markets.  If we are not able to obtain the necessary licenses, approvals or interconnections, our ability to enter into new markets may be delayed or prevented.

The cloud services industry is highly competitive and we may be unable to compete effectively.

The cloud services industry, including the provisioning of cloud voice services, cloud connectivity, cloud storage and cloud computing, is highly competitive, rapidly evolving and subject to constant technological change and intense marketing by providers with similar products and services.  In addition, many of our current cloud services competitors are significantly larger and have substantially greater market presence; greater financial, technical, operational and marketing resources; and more experience.  In the event that such a competitor expends significant sales and marketing resources in one or several markets where we compete with them, we may not be able to compete successfully in those markets.  We also believe that competition will continue to increase, placing downward pressure on prices.  Such pressure could adversely affect our gross margins if we are not able to reduce our costs commensurate with the price reductions of our competitors.  In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us.  If our competitors were to provide better and more cost effective services than ours, we may not be able to increase our revenues or capture any significant market share.

Industry consolidation could make it more difficult for us to compete.

Companies offering cloud voice, cloud connectivity and other cloud services are, in some circumstances, consolidating.  We may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, technical, sales and marketing resources, or with larger client bases, more extended networks or more established relationships with vendors and distributors.  If we were to experience such heightened competitive pressures, there is a risk that our revenues may not grow as expected and the value of our common stock could decline.

Our ability to provide services is often dependent on our suppliers and other service providers who may not prove to be effective.

A majority of the voice calls made by our clients are connected through other communication carriers, which provide us with transmission capacity through a variety of arrangements.  Our ability to terminate voice traffic in our targeted markets is an essential component of our ongoing operations.  If we do not secure or maintain operating and termination arrangements our ability to increase services to our existing markets, and gain entry into new markets, will be limited.  Therefore, our ability to maintain and expand our business is dependent, in part, upon our ability to maintain satisfactory relationships with other domestic carriers, Internet service providers, international carriers, fiber optic cable providers and other service providers, many of which are our competitors, and upon our ability to obtain their services on a cost effective basis.  In addition, if a carrier with whom we interconnect does not carry the traffic routed to it, or does not provide the required capacity, we may be forced to route our traffic to, or buy capacity from, a different carrier on less advantageous terms, which could reduce our profit margins or degrade our network service quality.  In the event network service quality is degraded, it may result in a loss of customers.  To the extent that any of the carriers with whom we interconnect raise their rates, change their pricing structure or reduce the amount of capacity they will make available to us, our revenues and profitability may be adversely affected.

We rely on third party equipment suppliers who may not be able to provide us the equipment necessary to deliver the services that we seek to provide.

We are dependent on third party equipment suppliers for equipment, software and hardware components, including Cisco, Genband, BroadSoft, Dialogic (Veraz), Acme Packet and Global Convergence Solutions.  If these suppliers fail to continue product development and research and development or fail to deliver quality products or support services on a timely basis, or if we are unable to develop alternative sources of supply if and as required, it could result in an inability to deliver the services that we currently provide or intend to provide, and our financial condition and results of operations may be adversely affected.

Our Carrier Services business relies on the cooperation of other international carriers and/or postal telephone and telegraph companies (“PTTs”), who may not always cooperate with us in our attempts to serve a specific country or market.

In some cases, the growth of our Carrier Services business requires the cooperation of other international carriers and/or the incumbent PTT in order to provide services to or from specific countries or markets.  In the event the PTT, or another in-country international carrier, does not cooperate with us or support us in our efforts to serve that country, our ability to provide service to or from that country may be delayed, or the costs to provide service might increase due to our being forced to use another more expensive carrier.  If we are unable to develop and maintain successful relationships with other international carriers and PTTs, our ability to cost-effectively service an important market could be adversely affected.

Because our Carrier Services business segment operates on an international level, we are subject to an increased risk of tariffs, sanctions and other uncertainties that may hurt our revenues.

There are certain risks inherent in doing business internationally, especially in emerging markets, such as unexpected changes in regulatory requirements, the imposition of tariffs or sanctions, licenses, customs, duties, other trade barriers, political risks, currency devaluations, high inflation, corporate law requirements and civil unrest.  Many of the economies of these emerging markets we seek to enter are weak and volatile.  We may not be able to mitigate the effect of inflation on our operations in these countries by price increases, even over the long-term.  Also, deregulation of the communications markets in developing countries may or may not continue.  Incumbent service providers, trade unions and others may resist legislation directed toward deregulation and may resist allowing us to interconnect to their networks.  The legal systems in emerging markets also frequently have insufficient experience with commercial transactions between private parties, therefore we may not be able to protect or enforce our rights in some emerging market countries.  Governments and regulations may change, thus impacting the availability of new licenses or the cancellation or suspension of existing operating licenses.  The instability of the laws and regulations applicable to our businesses, as well as their interpretation and enforcement, could materially impact our business in those countries and adversely affect our financial condition or results of operations. The regulatory treatment of VoIP outside the United States varies from country to country.  Some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies and they may assert that we are required to register as a telecommunications carrier in that country or impose other more onerous regulations.  In such cases, our failure to register could subject us to fines, penalties or forfeiture of our right to do business in that country.  Regulatory developments such as these could have a material adverse effect on our international operations.

Additional taxation and government regulation of the cloud communications industry may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

As a result of changes in regulatory policy, we could be forced to pay additional taxes on the products and services we provide. We structure our operations and our pricing based on assumptions about various domestic and international tax laws, tax treaties and other relevant laws.  Taxation authorities or other regulatory authorities might not reach the same conclusions about taxation that we have reached in formulating our assumptions.  We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed or modified.

In the U.S. our products and services are subject to varying degrees of federal, state and local regulation, including regulation by the Federal Communications Commission (“FCC”) and various state public utility commissions.  We may also be subject to similar regulation by foreign governments and their telecommunications and/or regulatory agencies.  While these regulatory agencies grant us the authority to operate our business, they typically exercise minimal control over our services and pricing.  However, they do require the filing of various reports, compliance with public safety and consumer protection standards, and the payment of certain regulatory fees and assessments.

We cannot assure you that the applicable U.S. and foreign regulatory agencies will grant us the required authority to operate, will allow us to maintain existing authority so we can continue to operate or will refrain from taking action against us if we are found to have provided services without obtaining the necessary authority.  Similarly, if our pricing and/or terms and conditions of service are not properly filed or updated with the applicable agencies, or if we are otherwise not fully compliant with the rules of the various regulatory agencies, regulators or other third parties could challenge our actions and we could be subject to forfeiture of our authority to provide service, or to penalties, fines, fees or other costs.  We have in the past been delinquent in certain filing and reporting obligations including, but not limited to, filings with the FCC and Universal Service Fund (“USF”) reports and payments.  However, we have worked with these various federal and state regulatory agencies to complete the outstanding filings and have resolved the outstanding payment issues.

In addition to new regulations being adopted, existing laws may be applied to the Internet, which could hinder our growth.

New and existing laws may cover issues that include: sales and other taxes; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; cross-border commerce; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials.  Changes to existing regulations or the adoption of new regulations could delay growth in demand for our products and services and limit the growth of our revenue.

If we do not retain our executive officers and senior management, or if we do not continue to attract and retain qualified personnel and independent sales agents, our ability to execute our business plan could be adversely affected.

Our existing executive officers and senior management have extensive experience in the telecommunications industry, as well as many years of working together as an integrated management team directing our day-to-day operations.  As a result, we are dependent on those individuals and the loss of the services of one or more of these individuals could impair our ability to execute our strategy or achieve our business and financial objectives.

We have entered into employment agreements with Matthew Rosen, our Chief Executive Officer, and with Jonathan Kaufman, the President of our Business Services segment.  We do not have written employment agreements with any of our other executive officers.

We face competition for qualified personnel, including management, technical, financial and sales personnel.  We also rely on independent sales agents to market and sell our services.  If we are unable to attract and retain experienced and motivated personnel, including independent sales agents, the growth of our business or the effectiveness of our day-to-day operations may be impacted and we may not be able to grow our customer base or to achieve our business or financial objectives.

Risks Related to our Common Stock

Although our shares are widely dispersed, one voting bloc may influence the outcome of matters submitted to a vote of our stockholders; and the interests of this voting bloc may differ from other stockholders.

Our directors and executive officers as a group are currently the beneficial owners of approximately 2.79 million shares, or approximately 24% of our voting stock. As a result, the extent of their ownership enables them to influence the outcome of most matters submitted to a vote of stockholders, including the election of directors and extraordinary corporate transactions, including business combinations.  The interests of the holders of these shares may differ from those of other stockholders.

 The market price for our shares may not maintain their pre-reverse stock split market price.

On May 13, 2014, we effectuated a 1:50 reverse split of the Company’s outstanding common stock.  We cannot be certain that the reverse split will have a long-term positive effect on the market price of our common stock, or increase our ability to consummate acquisitions or financing arrangements in the future.  The market price of our common stock is based on factors that may be unrelated to the number of shares outstanding.  These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control.  The market price for our post-reverse stock split shares may not rise or remain constant in proportion to the reduction in the number of pre-split shares outstanding before the reverse split.  Accordingly, the total market capitalization of our common stock after the reverse split may be lower than the total market capitalization before the reverse split.

We are unlikely to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock.  We intend to retain any future earnings to finance our operations and expand our business and therefore do not expect to pay any cash dividends in the foreseeable future.  Holders of our outstanding preferred stock are entitled to receive dividends prior to the payment of any dividends on our common stock. The payment of dividends is also subject to provisions of Delaware law prohibiting the payment of dividends except out of surplus and certain other limitations, as well as the provisions contained in our senior lending agreement.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.  In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

In addition, the market price of our common stock may fluctuate significantly in response to a number of other factors, many of which are beyond our control, including but not limited to the following:

●	Ability to obtain securities analyst coverage
●	Changes in securities analysts’ recommendations or estimates of our financial performance
●	Changes in the market valuations of companies similar to us
●	Announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments
●	Failure to meet analysts’ expectations regarding financial performance

Furthermore, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.  A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

Our common stock may become subject to the “penny stock” rules of the SEC, which will make transactions in our shares cumbersome and may reduce the value of an investment in our shares.

In the event that the trading price of our common stock is less than $5.00 per share, our common stock may be considered a "penny stock," and in such event trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks include price fluctuations and the lack of a liquid market.

To date, we have not been considered a “penny stock” due to an exemption from Rule 15g-9 for companies with average annual audited revenues for the prior three years of in excess of $6,000,000.  However, should the exclusions from the definition of a “penny stock” change our annual revenues fall dramatically and the market price of our stock decreases to below $5.00 per share, we may become subject to rules applicable to “penny stocks” and the market for our shares may be adversely affected.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights in favor of our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders to the maximum extent permitted under Delaware corporate law.  Our by-laws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

Our use of equity to fund operations is dilutive to stockholders and, depending upon the market price for our shares at the time of issuance, we may be required to issue shares at depressed prices.

Historically, we have funded our working capital requirements through the sale of our equity.  The use of our equity to fund operations is dilutive to the equity ownership of our securities by our existing stockholders.  Unless we are able to generate substantial revenues to fund our operating expenses, we may be required to continue to fund operations through the sale of our equity.  Moreover, the dilutive effect on our stockholders of the issuance of new equity shares is directly impacted by the market price for our shares at the time of issuance.  If we are required to issue shares at a time when the market price for our shares is depressed, we will issue more shares than if the market price was higher, and the dilutive effect on our stockholders will be greater.

The issuance of our common stock upon the exercise of options or warrants or the conversion of outstanding convertible securities may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

As of May 31, 2014, there were 6,147,663 common shares outstanding and 4,724,695 shares reserved for issuance upon conversion of outstanding preferred stock, 4,385,075 shares reserved for the exercise of outstanding warrants and 379,543 shares reserved for the exercise of outstanding stock options.  The issuance of our common shares upon the exercise of stock options or warrants, or conversion of preferred stock, will increase the number of our publicly traded shares, which could depress the market price of our common stock.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the price of our shares.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our shares.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our shares

We could use preferred stock to fund operations or resist takeovers, and the issuance of preferred stock may cause additional dilution.

Our amended certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, of which 5,045 shares of Series A-1, A-2 and A-4 Preferred Stock are currently issued and outstanding, and 22,838 shares of our Series B-2 Preferred Stock are currently issued and outstanding.  Our certificate of incorporation gives our board of directors the authority to issue preferred stock without the approval of our stockholders.  We may issue additional shares of preferred stock to raise money to finance our operations.  We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

●	Dividend and liquidation preferences
●	Voting rights
●	Conversion privileges
●	Redemption terms
●	Other privileges and rights of the shares of each authorized series

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders.  It can also negatively impact our existing stockholders’ liquidation preferences.  In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management.  This could occur if we become subject to a hostile takeover that could ultimately benefit our stockholders and us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling security holders. The selling stockholders are under no obligation to convert their preferred stock or exercise their warrants and, to the extent available under their warrants, may avail themselves of cashless exercise privileges.

SELECTED FINANCIAL DATA

The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto and other financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, end our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which are incorporated by reference into this prospectus. The consolidated statements of operations data set forth below for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 and the consolidated balance sheet data at December 31, 2013, 2012, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2013	2012	2011	2010	2009	2014		2013
STATEMENTS OF OPERATIONS DATA
Revenues	$61,496,620	$44,287,509	$42,350,640	$41,763,002	$40,938,615	$22,904,829		$16,168,421
Gross profit	18,779,444	6,625,138	4,282,752	3,932,881	3,384,888	10,675,797		4,416,825
Operating (loss) income	(3,548,855)	(4,812,618)	(4,309,564)	(5,820,465)	(7,478,907)	288,909		(700,687)
(Loss) income from continuing operations	(5,081,903)	(5,207,243)	(4,464,428)	(5,787,223)	(7,911,419)	1,441,741	*	(1,596,280)
Net (loss) income attributable to common stock stockholders	$(5,484,400)	$(5,610,843)	$(4,924,880)	$(6,383,080)	$(10,225,812)	$999,653	*	$(1,695,526)
Basic net (loss) income per common share **	$(1.22)	$(1.68)	$(1.74)	$(2.75)	$(7.81)	$0.16	*	$(0.47)
Diluted net (loss) income per common share **	$(1.22)	$(1.68)	$(1.74)	$(2.75)	$(7.81)	$0.13	*	$(0.47)
Weighted average common shares outstanding - basic **	4,500,548	3,334,521	2,833,775	2,316,967	1,309,514	6,078,546		3,573,410
Weighted average common shares outstanding - diluted **	4,500,548	3,334,521	2,833,775	2,316,967	1,309,514	11,427,988		3,573,410

BALANCE SHEET DATA
Working capital	$1,791,201	$(8,309,115)	$(11,969,402)	$(9,749,491)	$(9,430,645)	$6,287,084		$(8,283,743)
Total assets	68,950,661	27,068,427	4,556,968	4,978,153	5,424,351	69,697,949		27,539,592
Long-term debt, net of discount and current portion	36,788,987	14,475,747	-	-	-	36,642,732		14,396,108
Stockholders’ equity (deficit)	$6,950,330	$(6,111,739)	$(10,584,494)	$(8,058,486)	$(7,282,653)	$11,181,929		$(6,733,528)

* - Reflects a $2.6 million non-cash gain from the change in fair value of the Company's derivative liabilities.
** - Share and per share amounts have been restated to give effect to the reverse stock split.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3/A under the Securities Act covering the resale of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC, as discussed below.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings, as well as the registration statement of which this prospectus forms a part, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying the required fee for copying. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document, other than that information specifically incorporated by reference below.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. The information incorporated by reference is an important part of this prospectus. The information contained in this prospectus, including information we later file with the SEC, automatically updates and supersedes the previously filed information contained in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K incorporated herein by reference and listed below.

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014.

●	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on April 18, 2014.

●	Our Currents Reports on Form 8-K and 8-K/A filed with SEC on January 6, January 7, January 29, February 12, April 2, April 10, May 12, May 16, June 5, June 6 , and July 7, 2014.

●	Our Definitive Proxy Statement filed with the SEC on February 21, 2014.

●	Our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2014.

●	A Description of our Common Stock consisting of:

o	Our Certificate of Incorporation, as amended, filed as Exhibit 3.1 to the Company’s Registration Statement no. 33-120412 on November 12, 2004.

o	Our Certificate of Amendment to our Certificate of Incorporation filed as Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement no. 33-120412 on December 22, 2004.

o	Our Certificate of Amendment to our Certificate of Incorporation filed as Exhibit 3.01 to the Company’s Current Report on Form 8-K on January 23, 2009.

o	Our Certificate of Amendment to our Certificate of Incorporation filed as Exhibit 3.1(h) to the Company’s Current Report on Form 8-K on April 2, 2014.

o	Our Certificate of Amendment to our Certificate of Incorporation filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on May 12, 2014.

We will deliver without charge a copy of all of the information incorporated by reference in this prospectus to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address and number:

Philip Turits
Treasurer
Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, NY 10170
Telephone Number: (212) 201-2400

Copies of our SEC filings and other information about us are also available free of charge on our website at www.fusiontel.com. The information on our website is neither incorporated into, nor a part of, this prospectus and should not be considered in making a decision about the investment in our securities offered pursuant to this prospectus.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock are only summaries and do not purport to be complete and are subject to and qualified by our Certificate of Incorporation and Bylaws, in each case as amended and filed with the SEC, and by the provisions of the applicable corporate laws of the State of Delaware.

We are currently authorized under our Articles of Incorporation to issue 18,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock. As of May 31, 2014, there are issued and outstanding (a) 6,147,663 shares of common stock, (b) an aggregate of 5,045 shares of Series A-1, A-2 and A-4 Preferred Stock convertible into 157,095 shares, including accumulated dividends and (c) 22,838 shares of Series B-2 Preferred Stock convertible into 4,567,600 shares of common stock.  In addition, on that date there were 4,385,075 and 1,312,271 shares reserved for issuance upon the exercise of outstanding warrants and stock options, respectively.

Our common stock is traded on NASDAQ under the symbol “FSNN.”  The closing price for our common stock on the trading day immediately preceding the date of this prospectus was $ 5.40 per share.  Continental Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar of common stock and outstanding preferred stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Fusion may pay dividends at such time and to the extent declared by the board of directors in accordance with Delaware corporate law. Common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted. The rights, preferences and privileges of common stock will be subject to the rights, preferences and privileges of holder of Fusion’s outstanding Preferred Stock, as described below.

As of May 31, 2014, 6,147,663 shares of common stock are issued and outstanding, held of record by approximately 478 persons.

Series B-2 Convertible Preferred Stock

Between December 31, 2013 and January 31, 2014 we issued an aggregate of 22,838 shares of Series B-2 Cumulative Convertible Preferred Stock (the “Series B-2 Preferred Stock”). Each share of Series B-2 Preferred Stock has a stated value of $1,000; and is senior to all of the Series A Preferred Stock and common stock of the Company currently authorized for issuance.

Each share of Series B-2 Preferred Stock is convertible into shares of our common stock at a conversion price of $5.00 per share (the “Preferred Conversion Price”), subject to adjustment.  Subject to the other terms of the Series B-2 Preferred Stock, the Series B-2 Preferred Stock sold to the Investors is convertible into an aggregate of 4,567,600 shares of our common stock (the “Conversion Shares”).  In conjunction with the issuance of the Series B-2 Preferred Stock, we also issued warrants to purchase an aggregate of 1,461,632 shares of the Company’s common stock (the “Investor Warrants”) at an exercise price of $6.25 per share, as adjusted for stock splits, combinations and reclassifications.  The Investor Warrants may be exercised for five years following the date of issuance.

Subject to certain exceptions, we also agreed that on or prior to May 12, 2014, we would file a registration statement with the SEC registering the resale of the Conversion Shares and the shares issuable under the Investor Warrants, and to use our reasonable commercial efforts to cause the registration statement to become effective not more than 150 days thereafter.  The registration rights agreement with the holders of the Series B-2 Preferred stock provides that in the event the Company fails to timely file the registration statement, fails to cause the registration statement to become effective within the time provided, or fails to provide the holders with an effective registration statement permitting re-sales by the holders, then as liquidated damages and not as a penalty, the Company is required to pay each holder an amount equal to 1% of the aggregate amount invested by such holder for each 30-day period or pro rata portion thereof following the date by which such registration statement should have been filed or become effective; provided, that the maximum payment to each holder shall not exceed 6% of the aggregate amount invested by such holder. We filed the registration statement of which this prospectus forms a part within the time required by the registration rights agreement.

 Commencing January 1, 2016, we have the right to force the conversion of the Series B-2 Preferred Stock into common stock at the Preferred Conversion Price; provided that the volume weighted average price for our common stock is at least $12.50 for ten consecutive trading days.  In addition, shares of Series B-2 Preferred Stock bear a cumulative 6% annual dividend payable quarterly in arrears commencing March 31, 2014, in cash or shares of common stock, at the option of the Company.

Series A Preferred Stock

Fusion also has outstanding shares of Series A Preferred Stock in designated classes, as follows:

Designation	Number of Shares Authorized	Number of Shares Outstanding	Conversion Price
A-1	3,875	2,375	$83.50
A-2	3,375	2,625	$41.50
A-4	45	45	$39.50

Each “A” series of preferred stock (the “Series A Preferred Stock”) has a stated value of $1,000 per share and is entitled to cumulative dividends on the outstanding stated value of the preferred stock at the rate of eight (8%) percent per annum, payable in arrears, when and if declared by the Board of Directors, in cash or, in certain instances, in shares of registered Fusion common stock. Upon the liquidation of the Company, and after the payment of all amounts due to creditors and senior preferred stock holders, the holders of Series A Preferred Stock are entitled to a liquidation preference equal to the greater of the stated value of the preferred stock and the amount the holders would have received had they converted their Series A Preferred Stock into common stock prior to liquidation.

Each share of Series A Preferred Stock may be converted (a) by the registered holder into shares of our common stock at the conversion price set forth in the table, subject to adjustment, and (b) by Fusion, in the event its common stock trades at an average price of at least 220% of the applicable conversion price over a ninety (90) day period.

The consent of holders of a majority of each class of Series A Preferred Stock is required in order to (a) amend Fusion’s Articles or Bylaws to change any of the rights, preferences or privileges of the preferred stock to reduce the dividend rate, reduce the liquidation preference or make the Series A Preferred Stock redeemable, (b) permit any subsidiary to issue or sell any of its securities (except to Fusion or a wholly-owned subsidiary) or sell any of their respective assets, other than at arms’ length at fair market value or (c) increase or decrease the number of shares of each class of Series A Preferred Stock. The consent of holders of each class of Series A Preferred Stock was obtained in connection with the creation and sale of the Series B-2 Preferred Stock.

Common Stock Purchase Warrants

We have, from time to time, issued common stock purchase warrants, primarily in connection with prior offerings of our equity securities and our senior debt. The following table provides information concerning our outstanding common stock purchase warrants:

Event Requiring Issuance	Total Number of Shares Issuable upon Exercise of Warrants	Term of Warrant	Expiration Date	Per Share Exercise Price (subject to adjustment)
Offering of Series B-2 Preferred Stock	1,461,632	5 Years	December 31, 2018 and January 24, 2019	$6.25
July 2013 Offering of Common Stock and Warrants	188,551	5 Years	Various dates through October 12, 2018	$5.45-$8.50
March 2013 Offering of Common Stock and Warrants	314,055	5 Years	Various dates through July 18, 2018	$4.25-$5.50
October 2012 Offering of Series B-1 Preferred Stock	440,345	5 Years	October 22, and October 24, 2017	$6.85-$7.60
Senior Lenders Warrants	728,333	10 Years	October 29, 2022 and December 31, 2023	$0.50
Other Warrants	1,252,159	5-7.5 Years	Various dates through June 30, 2017	$4.50-$83.50

Anti-takeover Provisions

Our certificate of incorporation, our bylaws and Delaware General Corporate Law contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our certificate of incorporation, bylaws and Delaware General Corporate Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

Fusion is currently authorized to issue a total of 10,000,000 shares of preferred stock. Our certificate of incorporation provides that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Number of Directors

Our certificate of incorporation and bylaws provide that the number of directors shall be no less than seven (7) and no more than seventeen (17), as fixed from time to time by resolution of our board of directors.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing or by electronic transmission. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws provide that there is no right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Certificate of Incorporation and Bylaws

Our certificate of incorporation gives both the directors and the stockholders the power to power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws requires an affirmative vote by a majority of the outstanding stock of the corporation. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, unless the resolution of the stockholders adopting such by-laws expressly reserves to the stockholders the right to amend or repeal it. Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Delaware Statutory Provisions

We are subject to the provisions of Section 203 of the Delaware law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

●	our board of directors approves either the business combination or the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;
●
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding the shares owned by our officers and directors and the shares contained in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Co., New York, New York.

SELLING SECURITY HOLDERS

Background of the Offering

On behalf of the selling shareholders named in the table below (including their respective successors or permitted assigns, who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 8,414,904 shares of our common stock, of which:

●	1,213,040 shares are issued and outstanding common stock;

●	4,049,100 shares are issuable upon conversion of outstanding Series B-2 Preferred Stock (“Conversion Shares”); and

●	3,152,764 shares are issuable upon exercise of outstanding common stock purchase warrants.

We are registering the shares being offered under this prospectus pursuant to registration rights agreements that were entered into between us and the selling stockholders in connection with the private placements described below, and pursuant to placement agent agreements entered into between us and the placement agents in connection with the private placements.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. Additional information relating to sales of the shares offered hereby by the selling stockholders is contained elsewhere in this prospectus under the caption “Plan of Distribution.”

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement (of which this prospectus is a part) remains effective, by or for the account of the selling stockholders. After the date of effectiveness of the registration statement (of which this prospectus is a part), the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Offering of Series B-2 Preferred Stock and Common Stock Purchase Warrants

Between December 31, 2013 and January 24, 2014, we issued to a total of 121 accredited investors, an aggregate of (a) 22,838 shares of our newly designated Series B-2 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B-2 Preferred Stock”) and (b) five-year warrants (the “Investor Warrants”) to purchase 1,461,632 shares of our common stock (the “Warrant Shares” and together with the Series B-2 Preferred Stock, the “Series B-2 Offering”).  The Series B-2 Offering included the issuance of 2,052 shares of Series B-2 Preferred Stock and Investor Warrants to purchase 131,328 Warrant Shares upon the conversion of $2.052 million in indebtedness of the Company, including the conversion of $2.0 million of notes payable to Marvin Rosen, our Chairman of the Board of Directors, and $52,000 of other Company indebtedness payable to Matthew Rosen, our Chief Executive Officer, and another Director of the Company.  A description of the Series B-2 Preferred Stock is contained elsewhere in this prospectus under “Description of Securities.”

March 2013 Offering of Common Stock and Common Stock Purchase Warrants

Between March 28, 2013 and July 11, 2013, we sold an aggregate of aggregate of 628,093 shares of common stock and warrants to purchase 314,055 shares of common stock to a total of 43 accredited investors (the “March 2013 Offering”). The warrants are exercisable at prices ranging from $4.25 to $5.50 per share, subject to adjustment.

July 2013 Offering of Common Stock and Common Stock Purchase Warrants

Between July 12, 2013 and October 12, 2013, we sold an aggregate of 377,088 shares of common stock and warrants to purchase 188,551 shares of common stock to a total of 27 accredited investors. The warrants are exercisable at prices ranging from $5.45 to $8.50 per share, subject to adjustment (the “July 2013 Offering”).

October 2012 Offering of Series B-1 Preferred Stock and Common Stock Purchase Warrants

Between October 22, 2012 and October 24, 2012, we sold and issued an aggregate of 6,027.75 shares of our Series B-1 preferred stock and five-year warrants to purchase an aggregate of 440,345 shares of common stock, exercisable at prices ranging from $6.85 to $7.60 per share (the “Series B-1 Offering”).   All shares of Series B-1 preferred stock have been converted into common stock and are currently available for resale, without legend or other restriction under the Securities Act (except to the extent held by affiliates).

Sale of Senior Notes

On October 29, 2012, we sold and issued senior notes in the aggregate principal amount of $16,500,000 to three lenders and, in connection with the sale, issued the lenders ten-year common stock purchase warrants to purchase 266,501 shares of our common stock, exercisable at $0.50 per share. We are required to pay the exercise price of these warrants on behalf of the lenders.

On December 15, 2013 and December 31, 2013, we sold and issued senior notes in the aggregate principal amount of $25.5 million to six lenders (including the three lenders who purchased our senior notes in October 2012) and, in connection with the sale, issued the lenders ten-year common stock purchase warrants to purchase 461,832 shares of our common stock, exercisable at $0.50 per share. We are required to pay the exercise price of these warrants on behalf of the lenders.

The registration statement of which this prospectus forms a part registers all of the shares of common stock issued or issuable upon exercise of the lender warrants. We agreed to provide the lenders with piggyback registration rights for the shares issuable upon exercise of the common stock purchase warrants we issued to the senior lenders.

Acquisition of Network Billing Systems, LLC

On October 29, 2012, we completed the acquisition of all of the issued and outstanding membership interests of Network Billing Systems, LLC (“NBS”).  As part of the purchase, we issued 227,274 shares of common stock to the sellers of NBS, valued at $1,250,000.  The registration statement of which this prospectus forms a part registers all of the shares of common stock issued in connection with the purchase of NBS.  We agreed to provide the sellers of NBS with piggyback registration rights for these shares.

Selling Security Holders

With respect to the March 2013 Offering, the July 2013 Offering, the Series B-1 Offering and the Series B-2 Offering, we are also registering shares issuable upon the exercise of warrants issued as partial compensation to selling agents that assisted the Company with the respective offering.  In addition, we are not registering any shares that were issued to directors of the Company who participated in the various offerings on the same terms as those of the selling security holders.  The following table sets for the number shares being registered for each of these offerings.

	Common Stock	Warrant Shares	Preferred Stock Conversion Shares	Total
March 2013 Offering:
Securities issued in the offering:	628,093	314,055		942,148
Securities issued to directors of the Company
not being registered for resale	(16,947)	(8,474)		(25,421)
Securities being registered	611,146	305,581	-	916,727	*

July 2013 Offering:
Securities issued in the offering:	377,088	188,551		565,639
Securities issued to directors of the Company
not being registered for resale	(2,468)	(1,234)		(3,702)
Warrants issued to selling agents		31,113		31,113
Securities being registered	374,620	218,430	-	593,050	*

Series B-1 Preferred Offering:		440,345		440,345
Securities issued in the offering:
Securities issued to directors of the Company
not being registered for resale		(36,635)		(36,635)
Warrants issued to selling agents		17,543		17,543
Warrants held by an employee of the Company
not reflected in the offering amount		733		733
Securities being registered	-	421,986	-	421,986	*

Series B-2 Preferred Offering:
Securities issued in the offering:		1,461,632	4,567,600	6,029,232
Securities issued to directors of the Company
not being registered for resale		(165,920)	(518,500)	(684,420)
Warrants issued to selling agents		182,722		182,722
Securities being registered	-	1,478,434	4,049,100	5,527,534	*

NBS Acquisition	227,274			227,274
Lenders' Warrants	-	728,333		728,333
Total securities being registered	1,213,040	3,152,764	4,049,100	8,414,904

* - We are required to register the shares of common stock and the shares issuable upon exercise of the warrants for resale pursuant to the registration rights agreements we entered into with the investors in this offering.

The following table sets forth:

●	the name of each selling security holder;
●	the amount of common stock owned beneficially by each selling security holder;
●	the number of shares that may be offered by each selling security holder pursuant to this prospectus;
●	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and
●
the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 13,349,527 shares of common stock of Fusion outstanding as of the date of this prospectus, consisting of (a) the 6,147,663 issued and outstanding shares of Common Stock; (b) the 4,049,100 conversion shares related to the Series B-2 Preferred Stock which are included in the registration statement of which this prospectus forms a part; and (c) 3,152,764 warrant shares which are included in the registration statement of which this prospectus forms a part).

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering.  We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them that are covered by this prospectus, but will not sell any other shares of our common stock that they presently own. Unless otherwise indicated in the footnotes, shares in the table refer to shares of outstanding common stock.

Name of Selling Security Holder	Number of Shares Owned Beneficially Prior to this Offering		Number of Shares Available Pursuant to this Prospectus	Number of Shares Owned After Offering	Percent of Class After Offering
A George Igler	8,562	(1)	8,562	-	*
Adam Stern**	53,600	(70)	53,600	-	*
Alan Gelband Company Defined Contribution Pension Plan & Trust	4,400	(1)	4,400	-	*
Alan H Buerger	67,337	(4)	14,655	52,682	*
Alan J Pines	6,411	(5)	1,832	4,579	*
Alan S Pareira Living Trust	5,537	(73)	5,537	-	*
Albert H Konetzni & Shirley A Lane-Konetzni	71,855	(6)	21,737	50,118	*
Alejandro Barrientos**	2,372	(3)	2,372	-	*
Alvin Fund, LLC	161,775	(74)	161,775	-	*
Arnold Schumsky	29,808	(7)	1,832	27,976	*
Barbara Mahoney	2,565	(5)	733	1,832	*
Barry & Judith Zisook	5,130	(5)	1,466	3,664	*
Barry S Volpert	141,647	(8)	141,647	-	*
Barry Sylvetsky	18,360	(9)	13,200	5,160	*
Baruch Halpern	66,807	(10)	32,257	34,550	*
Brian George	13,637	(75)	13,637	-	*
Brian M Robertson**	42	(76)	42	-	*
Brian Sheth	43,243	(11)	7,327	35,916	*
Bristol Edward Rudolf Rev Trust	6,897	(73)	6,897	-	*

BRR Palm Irrevocable Trust	21,995	(1)	21,995	-	*
Bruce & Lee Miller	4,281	(1)	4,281	-	*
Bruce I Raben Living Trust	27,175	(12)	1,832	25,343	*
Bruce L Evans, Kathryn M Evans T/B/E	13,200	(2)	13,200	-	*
Bruno J Casatelli	19,800	(2)	19,800	-	*
Bryant and Carleen Riley	39,600	(2)	39,600	-	*
Buff Trust**	1,328	(77)	1,328	-	*
Burton Mark Paull	22,087	(13)	1,832	20,255	*
Carl F Muckenhirn	6,779	(14)	916	5,863	*
Carlos Musso	6,411	(5)	1,832	4,579	*
Caroline Giordano	5,347	(15)	1,099	4,248	*
Chirag Choudhary**	2,600	(3)	2,600	-	*
Chris Carlin**	3,100	(3)	3,100	-	*
Christian Delmar	19,232	(5)	5,495	13,737	*
Christopher J Oppito**	27	(78)	27	-	*
Clinton Magnolia Master Fund LTD	23,686	(79)	3,664	20,022	*
Colton Family LLLP	32,093	(16)	32,093	-	*
Corre Opportunities Fund LP	33,528	(2)	33,528	-	*
Corre Opportunities Qualified Master Fund LP	164,472	(2)	164,472	-	*
Craig Skop**	2,878	(3)	2,878	-	*
Cranshire Capital Master Fund, Ltd ***	21,120	(2)	21,120	-	*
Damon Testaverde**	337	(76)	337	-	*
Daniel Ripp**	3,811	(80)	3,811	-	*
Daniel Mintz	43,398	(17)	23,402	19,996	*
David Bocchi**	14,820	(3)	14,820	-	*
David A Houghton	5,280	(2)	5,280	-	*
David Kass	3,664	(79)	3,664	-	*
David Klein	45,252	(18)	22,358	22,894	*
David M Greene	22,515	(19)	18,515	4,000	*
David S Flecker & Susan E Flecker	29,106	(20)	10,753	18,353	*

DB Investor Group LLC	13,200	(2)	13,200	-	*
Deerwood Associates, LP	392,207	(21)	300,631	91,576	*
DELAWARE CHARTER GUARANTEE & TRUST FBO JOSE FUNE	3,847	(5)	1,099	2,748	*
Dennis Mehiel	6,411	(5)	1,832	4,579	*
DFILP, LLC	20,147	(81)	20,147	-	*
Diana Fernandez	17,124	(1)	17,124	-	*
Dirk & Greet Pronk	17,124	(1)	17,124	-	*
Dominion Capital, LLC	13,200	(2)	13,200	-	*
Donald G Drapkin	186,570	(22)	140,782	45,788	*
Douglas Gillespie	13,637	(75)	13,637	-	*
Douglas Jasek	13,200	(2)	13,200	-	*
Drew Schaefer	12,822	(5)	3,664	9,158	*
Duane and Sheila Stolpe	2,565	(5)	733	1,832	*
DV-FT Holdings, LLC	116,367	(23)	66,000	50,367	*
VFT Special Ventures, Ltd.**	5,150	(3)	5,150	-	*
EDJ Limited	13,200	(2)	13,200	-	*
Edward L Scanlon & Barbara Andree Scanlon TIC	66,000	(2)	66,000	-	*
Ellen E Conovitz	40,627	(24)	22,311	18,316	*
Emerging Growth Equities PSP dtd 9/1/99 FBO Gregory Berlacher 401K	2,640	(2)	2,640	-	*
Equitec Specialists, LLC	5,280	(2)	5,280	-	*
Equity Trust Company d.b.a. Sterling Trust	10,418	(81)	10,418	-	*
Eric Lord**	8,094	(3)	8,094	-	*
Ferentinos Enterprises LLC, Series 4	528,000	(2)	528,000	-	*
Francis Capital Management, LLC	6,600	(2)	6,600	-	*
Francis R Smith**	141	(82)	141	-	*
Frank Beck	17,598	(25)	17,598	-	*
Frank Lorenzo**	1,209	(81)	1,209	-	*

Garnet Trust**	1,328	(77)	1,328	-	*
Garu LLC	13,200	(2)	13,200	-	*
Gary R Diacik	5,511	(73)	5,511	-	*
GBGW Investments, LLC	35,533	(26)	26,329	9,204	*
George Anagnostou**	12,040	(3)	12,040	-	*
George M Zelinski	1,832	(81)	1,832	-	*
Gian-Paolo Melis	17,124	(1)	17,124	-	*
Glenn Gabisan	12,822	(5)	3,664	9,158	*
Global Arena Capital Corp.	135	(3)	135	-	*
Gregory J Berlacher	2,640	(2)	2,640	-	*
Halcyon Cabot Partners, Ltd.**	1,150	(83)	1,150	-
Hallac Family Holdings, LLC	21,995	(1)	21,995	-	*
Harriet S Robinson Trust	7,345	(27)	5,280	2,065	*
Harry Ioannou**	6,390	(3)	6,390	-	*
Harry L Shackelford	21,065	(28)	916	20,149	*
Henry Rothman	13,200	(2)	13,200	-	*
Howard Goldberg	2,872	(5)	821	2,051	*
Howard Winitsky	11,987	(1)	11,987	-	*
Hugh Regan**	501	(84)	501	-	*
Hunter Wise Securities, LLC**	487	(85)	487	-	*
Ines Hohner Mahon	7,920	(2)	7,920	-	*
Intristic Edge Micro LP	132,000	(2)	132,000	-	*
J M A G 2602 LLC	21,995	(1)	21,995	-	*
James Ahern**	1,437	(86)	1,437	-	*
James B Metzger	60,884	(29)	60,884	-	*
James Tang**	1,868	(3)	1,868	-	*
Jay D Seid and Melvin Seid	5,280	(2)	5,280	-	*
JBA Investments. LLC	2,640	(2)	2,640	-	*
Jeff S Friedstein	5,130	(5)	1,466	3,664	*
John DeFrancesco	2,769	(1)	2,769	-	*

John Ferentinos	26,400	(2)	26,400	-	*
John Pappajohn	264,000	(2)	264,000	-	*
John S Hawley	17,160	(2)	17,160	-	*
John Streng Trust	5,280	(2)	5,280	-	*
John Sununu	21,560	(30)	13,200	8,360	*
John-Paul Eitner**	21	(76)	21	-	*
Jolyon F Stern	101,869	(31)	78,870	22,999	*
Jonathan Kaufman	57,785	(69)	30,000	27,785	*
Jonathan Kolber	106,470	(32)	53,997	52,473	*
Jonathan Steinhouse	2,640	(2)	2,640	-	*
Jose G Romano	7,057	(33)	3,960	3,097	*
Judith Schindler	4,397	(81)	4,397	-	*
Juliette M Klepach Revocable Trust	39,600	(2)	39,600	-	*
Kai Michaelsen-Falz	10,258	(5)	2,931	7,327	*
KC Gamma Opportunity Fund LP	39,600	(2)	39,600	-	*
Keith A Zar	6,600	(2)	6,600	-	*
Kenneth G Williamson	1,468	(34)	1,466	2	*
Kenneth Sunshine & Nancy Hollander	45,252	(35)	22,358	22,894	*
Kevin Mangan**	6,636	(3)	6,636	-	*
Kevin J Poor	11,072	(73)	11,072	-	*
Kevin Wilson**	1,495	(3)	1,495	-	*
Kurt J Casby & Melissa J Casby	8,035	(36)	1,832	6,203	*
L Dean Fox	1,832	(81)	1,832	-	*
Laidlaw Holdings Limited**.	1,037	(87)	1,037	-	*
Lee J Seidler Revocable Trust	13,200	(2)	13,200	-	*
Leon R Ellin	30,443	(37)	30,443	-	*
Lincoln Park Capital, LLC	26,400	(2)	26,400	-	*
Linda Bloomfield	7,693	(5)	2,198	5,495	*
Lindsay A Rosenwald	12,822	(5)	3,664	9,158	*

Lipman Capital Group Inc Retirement Plan	6,600	(2)	6,600	-	*
Lowerline Inc	19,701	(38)	3,664	16,037	*
LK Trust	170,000	(75)	170,000		*
Malcolm H Neuwahl	6,411	(5)	1,832	4,579	*
Marc H Klee	10,214	(39)	7,920	2,294	*
Marc K Powers and Stella A Powers	17,633	(40)	3,960	13,673	*
Marc Weill	20,232	(41)	5,495	14,737	*
Marcia Kent	56,676	(1)	56,676	-	*
Mark E Freitas	25,643	(5)	7,327	18,316	*
Mark Silverman	64,571	(42)	64,571	-	*
Marshall S Cogan	8,399	(43)	7,327	1,072	*
Matthew D Eitner**	1,437	(86)	1,437	-	*
Matthew I Shapo	6,600	(2)	6,600	-	*
Mauree Casatelli	4,752	(2)	4,752	-	*
Maytiv Foundation	25,643	(5)	7,327	18,316	*
Medina Capital Partners, Inc.	66,000	(2)	66,000	-	*
Michael & Christina Mandich	8,580	(2)	8,580	-	*
Michael Adams	2,565	(5)	733	1,832	*
Michael Ahern**	21	(76)	21	-	*
Michael H Hoffman	1,390	(81)	1,390	-	*
Michael J Murray**	80	(76)	80	-	*
Michael Rothbaum	16,047	(44)	16,047	-	*
Miguel J Rosenfeld	18,993	(45)	14,414	4,579	*
Miguel Zarraga**	235	(76)	235	-	*
MJA Investments, LLC	2,640	(2)	2,640	-	*
MKM Opportunity Master Fund, Ltd.	25,643	(5)	7,327	18,316	*
Monique D Matheson	5,537	(73)	5,537	-	*
Montague Capital LP	52,800	(2)	52,800	-	*
M-Private Equity LLC	29,582	(46)	4,579	25,003	*

Murray Klein	32,052	(5)	9,158	22,894	*
Network 1 Financial Securities**	272	(76)	272	-	*
Nico P Pronk**	200,323	(47)	193,323	7,000	*
Nirah E Shapo Forman	6,600	(2)	6,600	-	*
Noble Financial Capital Markets**	37,458	(88)	37,458	-	*
Paul H Freeman	13,011	(48)	8,432	4,579	*
Paul Tol	17,124	(1)	17,124	-	*
Pegasus Capital II	105,600	(2)	105,600	-	*
Peter A Ferentinos	79,200	(2)	79,200	-	*
Peter Fidelman**	17,689	(89)	17,689	-	*
Peter G & Susan H Stanley	13,200	(2)	13,200	-	*
Peter G McKeegan	3,847	(5)	1,099	2,748	*
Phillip Michals**	13,122	(3)	13,122	-	*
Plexus Fund II, LP	133,250	(90)	133,250	-	*
Plexus Fund III, LP	92,819	(90)	92,819	-	*
Plexus Fund QP III, LP	92,819	(90)	92,819	-	*
Porter Partners LP	66,000	(2)	66,000	-	*
Praesidian Capital Opportunity Fund III, LP	229,810	(90)	229,810	-	*
Praesidian Capital Opportunity Fund III-A, LP	89,080	(90)	89,080	-	*
Priyanka Mahajan**	5,755	(3)	5,755	-	*
Raffaele Gambardella**	13,122	(3)	13,122	-	*
Ramnarain Jaigobind**	80,640	(72)	80,640	-	*
Raphael Penunuri	3,960	(2)	3,960	-	*
Raxio Investments, Limited	19,701	(38)	3,664	16,037	*
Redwood Management, LLC	13,200	(2)	13,200	-	*
Rex A Jones	7,775	(49)	5,305	2,470	*
RFR Investments Partners, LLC	5,511	(73)	5,511	-	*
RG Michals Holdings Inc	26,400	(2)	26,400	-	*
Richard C Dresdale	10,957	(50)	1,832	9,125	*

Richard G Michalski**	80	(76)	80	-	*
Richard Hayden	15,840	(2)	15,840	-	*
Richard M Jacobs	15,840	(2)	15,840	-	*
Richard Molinsky	23,464	(51)	23,464	-	*
Richard S Goldstein	5,130	(5)	1,466	3,664	*
Rippee Mineral Management LLC	6,600	(2)	6,600	-	*
Robert C Schweitzer	19,786	(52)	9,496	10,290	*
Robert D Auritt	2,640	(2)	2,640	-	*
Robert Diamond**	4,033	(76)	4,033	-	*
Robert Frome	17,822	(38)	3,664	14,158	*
Robert H Krauch	11,072	(73)	11,072	-	*
Robert J Eide**	52,644	(71)	52,644	-	*
Robert L Egan and Gittel Koenig	17,243	(73)	17,243	-	*
Robert L Patron	133,448	(53)	103,653	29,795	*
Robert Smith	244,328	(54)	41,053	203,275	1.5%
Robert Strecker	8,580	(2)	8,580	-	*
Ronald A Shapo	159,171	(55)	50,096	109,075	*
Ronald J DeGregorio	918	(56)	733	185	*
Round Table Acquisitions, LLC	17,598	(57)	17,598	-	*
Ryan Schindler	1,466	(81)	1,466	-	*
Ryan Turcotte**	41	(76)	41	-	*
Samuel A Keesal, Jr	13,200	(2)	13,200	-	*
San Francisco State University Foundation	10,560	(2)	10,560	-	*
Saul H Rose Revocable Living Trust	8,622	(73)	8,622	-	*
SB Guterman Holdings LLC	11,486	(5)	3,282	8,204	*
SE Media Partners	2,640	(2)	2,640	-	*
Shawn Titcomb	26,400	(2)	26,400	-	*
Simon C Guscott	3,206	(5)	916	2,290	*
Stan Battat	25,643	(5)	7,327	18,316	*

Stanley Zaslow	34,248	(1)	34,248	-	*
State Street Bank FBO Ronald S Krolick Roth IRA Rollover Trust	1,832	(81)	1,832	-	*
Stern Agee & Leach Inc CUST John L Sommer IRA	12,822	(5)	3,664	9,158	*
Sterne Agee & Leach Inc C/F David W Frost IRA	26,400	(2)	26,400	-	*
Sterne Agee & Leach Inc C/F David W Frost IRA	13,200	(2)	13,200	-	*
Steven A Ferentinos	26,400	(2)	26,400	-	*
Steven Cohen	13,200	(2)	13,200	-	*
Steven E Leber	13,200	(2)	13,200	-	*
Steven R Sirota	9,160	(58)	3,960	5,200	*
Susan Lynn Ellerin	14,222	(38)	3,664	10,558	*
The Abadi Group II Profit Sharing Plan FBO Charles Abadi	67,200	(59)	66,000	1,200	*
The Richard S Friedman 2008 Revocable Trust	64,184	(60)	64,184	-	*
Thomas Ferentinos	26,500	(61)	26,400	100	*
Thomas J Knox	7,327	(81)	7,327	-	*
Thomas J Moore & Cathleen Moore	3,206	(5)	916	2,290	*
Thomas K Equels	94,061	(62)	44,229	49,832	*
Thomas R Kaplan	13,636	(63)	10,394	3,242	*
Thomas S Murphy, Jr.	44,282	(73)	44,282	-	*
Timothy C Behr**	27	(91)	27	-	*
Tonio Burgos	31,180	(64)	12,864	18,316	*
United Insurance Company of America	90,555	(90)	90,555	-	*
Diker GP, LLC	1,584,000	(65)	1,584,000	-	*
First Prestige Group Limited	204,600	(2)	204,600	-	*
Vestal Venture Cap	25,686	(1)	25,686	-	*
Vicki & Hardy Katz	6,600	(2)	6,600	-	*
Vincent Mai	66,000	(2)	66,000	-	*
Walter E Hanley	2,205	(73)	2,205	-	*
Wayne R Horne	70,389	(66)	70,389	-	*

Weldon B Posey	21,412	(67)	1,832	19,580	*
William A K Titelman	13,606	(68)	6,013	7,593	*
William M Wilkening	4,047	(1)	4,047	-	*
William Sanger	38,463	(5)	10,990	27,473	*
William Spears	52,800	(2)	52,800	-	*
Yield Capital Partners	105,600	(2)	105,600	-	*
YKA Partners, LLC	26,400	(2)	26,400	-	*
Total	9,984,520		8,414,904	1,569,616

__________________________________________
* - Denotes less than 1% of shares outstanding
** - Denotes a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (FINRA), or is affiliated with such a broker-dealer, and acquired its securities, or a portion thereof, as compensation for services performed in the private placement offerings for shares included in the registration statement for which this prospectus is a part and, at the time of the acquisition of the securities issuable into the shares to be resold pursuant to this prospectus, as well as the date of this filing, had no agreements or understandings, directly or indirectly, with any person to distribute them.
*** - Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(1)	Consists of shares issued in the March 2013 Offering, 33.33% of which are shares issuable upon the exercise of common stock purchase warrants.

(2)
75.76% of the shares listed consist of shares of common stock issuable upon conversion of Series B-2 Preferred Stock and the balance consists of shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-2 Preferred Offering.

(3)	Consists of shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering.

(4)	Includes 18,356 shares issuable upon the exercise of common stock purchase warrants, 14,655 of which were issued in the Series B-1 Offering.

(5)	28.57% of the shares listed consists of shares issuable upon the exercise of common stock purchase warrants issued in the Series B-1 Offering.

(6)
Includes 33,460 shares issuable upon the exercise of common stock purchase warrants and 4,000 shares issuable upon the conversion of Series B-2 Preferred Stock.  Shares issuable upon the exercise of 1,649 warrants issued in the Series B-1 Offering, 1,280 warrants issued in the Series B -2 Offering and 4,936 warrants issued in the July 2013 Offering , as well 9,872 shares issued in the July 2013 Offering, are being registered in this offering.

(7)	Includes 3,684 shares issuable upon the exercise of common stock purchase warrants, 1,832 of which were issued in the Series B-1 Offering.

(8)
Includes 40,000 shares issuable upon conversion of Series B-2 Preferred Stock, shares issuable upon the exercise of 12,800 warrants issued in the Series B-2 Preferred Offering and 59,231 shares and 29,616 shares issuable upon the exercise of common stock purchase warrants issued in the July 2013 Offering.

(9)	Includes 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 3,200 shares issuable upon the exercise of common stock purchase warrants issued the Series B-2 Preferred Offering.

(10)
Includes 15,000 shares issuable upon conversion of Series B-2 Preferred Stock, 4,800 shares issuable upon the exercise of common stock purchase warrants related to the Series B-2 Preferred Offering and 12,457 shares issuable upon the exercise of common stock purchase warrants related to the Series B-1 Preferred Offering.

(11)	Includes 12,900 shares issuable upon the exercise of common stock purchase warrants, 7,327 of which were issued in the Series B-1 Offering.

(12)	Includes 5,138 shares issuable upon the exercise of common stock purchase warrants, 1,832 of which were issued in the Series B-1 Offering.

(13)	Includes 8,975 shares issuable upon the exercise of common stock purchase warrants, 1,832 of which were issued in the Series B-1 Offering.

(14)	Includes 4,488 shares issuable upon the exercise of common stock purchase warrants, 916 of which were issued in the Series B-1 Preferred Offering.

(15)	Includes 1,099 shares issuable upon the exercise of common stock purchase warrants issued in the Series B-1 Preferred Offering.

(16)
Includes 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 3,200 shares issuable upon the exercise of common stock purchase warrants issued the Series B-2 Preferred Offering, and 12,595, shares and 6,298 shares issuable upon the exercise of common stock purchase warrants issued in the March 2013 Offering.

(17)
Includes 7,991 and 5,167 shares issued in the March 2013 Offering and the July 2013 Offering, respectively.  Also includes 12,745 shares issuable upon the exercise of common stock purchase warrants, including 3,996 issued in the March 2013 Offering, 2,584 issued in the July 2013 Offering and 3,664 issued in the Series B-1 Offering.

(18)
Includes 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 12,358 shares issuable upon the exercise of common stock purchase warrants, 3,200 of which were issued in the Series B-2 Offering and 9,158 of which were issued in the Series B-1 Offering.

(19)	Includes 12,343 shares and 6,172 shares issuable upon the exercise of common stock purchase warrants issued in the March 2013 Offering.

(20)
Includes 4,115 shares issued in the March 2013 Offering and 8,229 shares issuable upon the exercise of common stock purchase warrants, 2,058 of which were issued in the March 2013 Offering and 4,580 of which were issued in the Series B-1 Offering.

(21)
Includes 200,000 shares issuable upon conversion of Series B-2 Preferred Stock and 100,631 shares issuable upon the exercise of common stock purchase warrants, 64,000 of which were issued in the Series B-2 Offering and 36,631 of which were issued in the Series B-1 Offering.

(22)
Includes 68,444 shares issued in the March 2013 Offering, 15,000 shares issuable upon conversion of Series B-2 Preferred Stock and 57,338 shares issuable upon the exercise of common stock purchase warrants, 4,800 of which pertain to the Series B-2 Offering, 34,222 of which pertain to the March 2013 Offering and 18,316 of which pertain to the Series B-1 Offering.

(23)	Includes 50,000 shares issuable upon conversion of Series B-2 Preferred Stock and 16,000 shares issuable upon the exercise of common stock purchase warrants related to the Series B-2 Offering.

(24)
Includes 6,298 shares issued in the March 2013 Offering,3,691 shares issued in the July 2013 Offering and 12,322 shares issuable upon the exercise of common stock purchase warrants, 3,149 of which pertain to the March 2013 Offering, 1,846 of which pertain to the July 2013 Offering and 7,327 of which pertain to the Series B-1 Offering.

(25)
Includes 7,332 shares issued in the March 2013 Offering, 5,000 shares issuable upon conversion of Series B-2 Preferred Stock and 5,266 shares issuable upon the exercise of common stock purchase warrants, 3,666 of which pertain to the March 2013 Offering and 1,600 of which pertain to the Series B-2 Offering.

(26)
Includes 6,298 shares issued in the March 2013 Offering, 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 10,031 shares issuable upon the exercise of common stock purchase warrants, 3,200 of which pertain to the Series B-2 Offering, 3,682 of which pertain to the Series B-1 Offering and 3,149 of which pertain to the March 2013 Offering.

(27)
Includes 4,000 shares issuable upon conversion of Series B-2 Preferred Stock and 1,757 shares issuable upon the exercise of common stock purchase warrants, 1,280 of which pertain to the Series B-2 Offering.

(28)	Includes 8,059 shares issuable upon the exercise of common stock purchase warrants, 916 of which pertain to the Series B-1 Offering.

(29)
Includes 22,989 shares issued in the July 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 17,895 shares issuable upon the exercise of common stock purchase warrants, 6,400 of which pertain to the Series B-2 Offering and 11,495 of which pertain to the July 2013 Offering  .

(30)
Includes 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 4,452 shares issuable upon the exercise of common stock purchase warrants, 3,200 of which pertain to the Series B-2 Offering.

(31)
Includes 12,242 shares issued in the March 2013 Offering, 17,242 shares in the July 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 30,090 shares issuable upon the exercise of common stock purchase warrants, 6,122 of which pertain to the March 2013 Offering, 8,621 of which pertain to the July 2013 Offering, 6,400 pertain to the Series B-2 Preferred Offering and 8,243 pertain to the Series B-1 Offering.

(32)
Includes 11,071 shares issued in the July 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock, and 30,432 shares issuable upon the exercise of common stock purchase warrants of which 5,536 shares pertain to the July 2013 Offering, 6,400 shares pertain to the Series B-2 Offering and 10,990 shares pertain to the Series B-1 Offering.

(33)
Includes 3,000 shares issuable upon conversion of Series B-2 Preferred Stock and 1,675 shares issuable upon the exercise of common stock purchase warrants, of which 960 shares pertain to the Series B-2 Offering.

(34)	Includes 1,466 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(35)
Includes 10,000 shares issuable upon conversion of Series B Preferred Stock and 12,358 shares issuable upon the exercise of common stock purchase warrants, of which 3,200 shares pertains to the Series B-2 Preferred Stock Offering and 9,158 shares pertains to the Series B-1 Preferred Stock Offering.

(36)	Includes 5,403 shares issuable upon the exercise of common stock purchase warrants, of which 1,832 shares pertain to the Series B-1 Preferred Offering.

(37)
Includes 11,495 shares issued in the July 2013 Offering ,10,000 shares issuable upon conversion of Series B-2 Preferred stock and 8,948 shares issuable upon the exercise of common stock purchase warrants, of which 5,748 shares pertains to the July 2013 Offering and 3,200 shares pertaining to the Series B-2 Offering.

(38)	Includes 3,664 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(39)
Includes 6,000 shares issuable upon conversion of Series B-2 Preferred Stock and 2,570 shares issuable upon the exercise of common stock purchase warrants, of which 1,920 shares pertains to the Series B-2 Offering.

(40)
Includes 3,000 shares issuable upon conversion of Series B-2 Preferred Stock and 4,115 shares issuable upon the exercise of common stock purchase warrants, of which 960 shares pertains to the Series B-2 Offering.

(41)	Includes 5,495 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(42)
Includes 34,247 shares issued in the March 2013 Offering, 10,000 shares issuable upon conversion of Series B-2 Preferred Stock and 20,324 shares issuable upon the exercise of common stock purchase warrants, of which 17,124 shares pertain to the March 2013 Offering and 3,200 shares pertain to the Series B-2 Offering.

(43)	Includes 7,327 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(44)
Includes 6,298 shares issued in the March 2013 Preferred Offering, 5,000 shares issuable upon conversion of Series B-2 Preferred Stock and 4,749 shares issuable upon the exercise of common stock purchase warrants of which 3,149 shares pertain to the March 2013 Offering and 1,600 shares pertain to the Series B-2 Offering.

(45)
Includes 5,748 shares issued in the July 2013 Offering, 3,000 shares issuable upon conversion of Series B-2 Preferred Stock and 5,666 shares issuable upon the exercise of common stock purchase warrants, of which 2,874 shares pertain to the July 2013 Offering, 960 shares pertain to the Series B-2 Offering and 1,832 shares pertaining to the Series B-1 Offering.

(46)	Includes 4,579 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Preferred Offering.

(47)
Includes 104,605 shares issued in the March 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 68,718 shares issuable upon the exercise of common stock purchase warrants, consisting of (i) 52,303 shares pertaining to the March 2013 Offering, (ii) 6,400 shares pertaining to the Series B-2 Preferred Offering, (iii) 7,327 shares pertaining to the Series B-1 Offering, (iv) 2,688 shares issued as selling agent compensation in connection with the Series B-1 Offering.

(48)
Includes 5,000 shares issuable upon conversion of Series B-2 Preferred Stock and 3,432 shares issuable upon the exercise of common stock purchase warrants, of which 1,600 shares pertain to the Series B-2 Offering and 1,832 shares pertain to the Series B-1 Offering.

(49)	Includes 5,305 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(50)	Includes 3,197 shares issuable upon the exercise of common stock purchase warrants, of which 1,832 shares pertain to the Series B-1 Offering.

(51)
Includes 15,000 shares issuable upon conversion of Series B-2 Preferred Stock and 8,464 shares issuable upon the exercise of common stock purchase warrants, of which 4,800 shares pertain to the Series B-2 Offering and 3,664 shares pertain to the Series B-1 Preferred Offering.

(52)
Includes 6,500 shares issuable upon conversion of Series B-2 Preferred Stock and 2,996 shares issuable upon the exercise of common stock purchase warrants, of which 2,080 shares pertain to the Series B-2 Offering and 916 shares pertain to the Series B-1 Offering.

(53)	Includes 69,102 shares issued in the July 2013 Offering and 34,551 shares issuable upon the exercise of common stock purchase warrants pertaining to the July 2013 Offering.

(54)
Includes 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 53,692 shares issuable upon the exercise of common stock purchase warrants, of which 6,400 shares pertain to the Series B-2 Offering and 14,653 shares pertain to the Series B-1 Offering.

(55)
Includes  13,271 shares issued in the March 2013 Offering, 5,633 shares issued in the July 2013 Offering, 13,000 shares issuable upon conversion of Series B-2 Preferred Stock and39,640 shares issuable upon the exercise of common stock purchase warrants, of which 6,636 shares pertain to the March 2013 Offering, 2,817 shares pertain to the July 2013 Offering, 4,160 shares pertain to the Series B-2 Offering and 4,579 shares pertain to the Series B-1 Offering.

(56)	Includes 733 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Preferred Offering.

(57)
Includes 7,332 shares issued in the March 2013 Offering and 5,000 shares issuable upon conversion of Series B-2 Preferred Stock and 5,266 shares issuable upon the exercise of common stock purchase warrants, of which 3,666 shares pertain to the March 2013 Offering and 1,600 shares pertain to the Series B-2 Preferred Offering.

(58)
Includes 3,000 shares issuable upon conversion of Series B-2 Preferred Stock and 2,160 shares issuable upon the exercise of common stock purchase warrants, of which 960 shares pertain to the Series B-2 Offering.

(59)	Includes 50,000 shares issuable upon conversion of Series B-2 Preferred Stock and 16,000 shares issuable upon the exercise of common stock purchase warrants.

(60)
Includes  25,189 shares issued in the March 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 18,995 shares issuable upon the exercise of common stock purchase warrants, of which 12,595 shares pertain to the March 2013 Offering and 6,400 shares pertain to the Series B-2 Offering .

(61)	Includes 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 6,400 shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-2 Offering.

(62)
Includes 7,557 shares issued in the March 2013 Offering, 8,046 shares issued in the July 2013 Offering, 13,000 shares issuable upon conversion of Series B-2 Preferred Stock and 37,560 shares issuable upon the exercise of common stock purchase warrants, of which (i) 3,779 shares pertain to the March 2013 Offering, (ii) 4,023 shares pertain to the July 2013 Offering, (iii) 4,160 shares pertain to the Series B-2 Offering and (iv) 3,664 shares pertain to the Series B-1 Offering.

(63)
Includes 5,708 shares issued in the March 2013 Offering and 4,686 shares issuable upon the exercise of common stock purchase warrants, of which 2,854 shares pertain to the March 2013 Offering and 1,832 shares pertain to the Series B-1 Offering.

(64)
Includes 3,691 shares issued in the July 2013 Offering and 9,173 shares issuable upon the exercise of common stock purchase warrants, of which 1,846 shares pertain to the July 2013 Offering and 7,327 shares pertain to the Series B-1 Offering.

(65)
These shares are subject to a contractual “blocker” provision that, in the absence of 60 days prior written notice, prohibits the holder from exercising or converting shares to the extent that exercise or sale would result in the holder acquiring beneficial ownership of more than 4.99% of our issued and outstanding common stock.   Includes 1,200,000 shares issuable upon conversion of Series B-2 Preferred Stock and 384,000 shares issuable upon the exercise of common stock purchase warrants related to the Series B-2 Offering.

(66)
Includes 29,326 shares issued in the March 2013 Offering, 20,000 shares issuable upon conversion of Series B-2 Preferred Stock and 21,063 shares issuable upon the exercise of common stock purchase warrants, of which 14,663 shares pertain to the March 2013 Offering and 6,400 shares pertain to the Series B-2 Preferred Offering.

(67)	Includes 9,332 shares issuable upon the exercise of common stock purchase warrants, of which 1,832 shares pertain to the Series B-1 Offering.

(68)
Includes 4,000 shares issuable upon conversion of Series B-2 Preferred Stock and 3,076 shares issuable upon the exercise of common stock purchase warrants, of which 1,280 shares pertains to the Series B-2 Offering and 733 shares pertain to the Series B-1 Offering.

(69)	Includes 18,694 shares issuable upon the exercise of stock options. Also includes 30,000.shares issued in connection with the acquisition of NBS.

(70)
Includes 40,000 shares issuable upon conversion of Series B-2 Preferred Stock and 13,600 shares issuable upon the exercise of common stock purchase warrants, of which 800 warrant shares were issued as selling agent compensation.

(71)
Includes 20,000 shares issuable upon conversion of Series B-2 Preferred stock and 32,644 shares issuable upon the exercise of common stock purchase warrants, of which 6,400 shares pertain to the Series B-2 Offering and 26,244 shares pertain warrants issued as selling agent compensation in connection with the Series B-2 Offering.

(72)
Includes 40,000 shares issuable upon conversion of Series B-2 Preferred Stock and 40,640 shares issuable upon the exercise of common stock purchase warrants, of which 12,800 shares pertain to the Series B-2 Offering and 27,840 shares pertain warrants issued as selling agent compensation in connection with the Series B-2 Offering.

(73)	Consists of shares issued in the July 2013 Offering, 33.33% of which are shares issuable upon the exercise of common stock purchase warrants.

(74)
Consists of 50,378 shares and 25,189 shares issuable upon the exercise of common stock purchase warrants issued in the March 2013 Offering, and 57,472 shares and 28,736 shares issuable upon the exercise of common stock purchase warrants issued in the issued in the July 2013 Offering.

(75)	Pertains to shares issued as part of the purchase price for the acquisition of NBS.

(76)	Consists of shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(77)
Consists of 943 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 385 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(78)
Consists of 16 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 11 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(79)	Consists of shares issuable upon the exercise of common stock purchase warrants, 3,664 of which were issued in the Series B-1 Offering.

(80)
Consists of 2,600 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 1,211 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(81)	Consists of shares issuable upon the exercise of common stock purchase warrants pertaining to the Series B-1 Offering.

(82)
Consists of 80 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 61 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(83)	Consists of shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the July 2013 Offering.

(84)
Consists of 300 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 201 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(85)
Consists of 184 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the July 2013 Offering and 303 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(86)
Consists of 900 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 537 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(87)
Consists of 298 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 739 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the July 2013 Offering.

(88)
Consists of 11,000 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 26,458 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the July 2013 Offering.

(89)
Consists of 10,400 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering, 2,447 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the July 2013 Offering and 4,842 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

(90)	Denotes shares issuable upon the exercise of common stock purchase warrants issued in conjunction with the issuance of senior debt.

(91)
Consists of 16 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-2 Offering and 11 shares issuable upon the exercise of common stock purchase warrants issued as selling agent compensation in connection with the Series B-1 Offering.

Except for being holders of our securities listed in the table above, none of the selling shareholders has had any position, office or other material relationship with us in the past three years, except:

●	Jonathan Kaufman, who became the President of our Business Services business segment upon our completion of the acquisition of NBS, his affiliate, the LK Trust and his designees; and
●
Diker GP, LLC, who owns Series B-2 Preferred Stock and common stock purchase warrants, which, if fully converted and exercised, respectively, would represent beneficial ownership of approximately 14.8% of our currently outstanding common stock. These securities are subject to a contractual “blocker” provision that, absent at least 60 days prior written notice from Diker GP, LLC, prohibits the holder from exercising or converting shares to the extent that exercise or sale would result in the holder acquiring beneficial ownership of more than 4.99% of our issued and outstanding common stock.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

PLAN OF DISTRIBUTION

The selling stockholders or their respective successors or authorized assigns may offer the shares of common stock covered by this prospectus to the public or otherwise from time to time. We are registering the selling stockholders’ resale of these shares of common stock pursuant to registration rights agreements between the selling stockholders and us.

Each selling stockholder of the shares of common stock and any of their respective successors or authorized assigns, may from time to time, sell any or all of their shares of common stock on any market, stock exchange or trading facility on which the shares are traded, or in private transactions. The registration of these shares of common stock does not necessarily mean that any of them will be offered or sold by the selling stockholders. Sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary and fair brokerage commission.

In connection with the sale of the shares covered by this prospectus or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Fusion common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Fusion is bearing the costs incident to the registration of the shares covered by this prospectus. Fusion has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will not receive any of the proceeds from the resale of the shares or the Conversion Shares, although we would receive proceeds from the exercise of the warrants, to the extent they are exercised. The selling stockholders are under no obligation to convert their preferred stock or exercise their warrants and may avail themselves of cashless exercise privileges to the extent available under their warrants.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES AVAILABLE FOR FUTURE SALE
General

As of May 31, 2014, there were 6,147,663 shares of our common stock issued and outstanding, of which 4,740,583 shares, including 985,766 shares covered by this prospectus, are included in our public float and are not required to not bear any legend or trading restriction.

An additional 1,407,480 shares of our common stock, all of which are held, directly or indirectly, by our affiliates, are “restricted securities” within the meaning of Federal securities laws, and may not be publicly resold absent registration under the Securities Act of 1933, or the availability of an applicable exemption from registration. As more fully described below, Rule 144 under the Securities Act permits all holders of restricted securities to publicly resell limited amounts of their shares, subject to a six-month to one-year holding period prior to sale and certain other requirements. Rule 144 permits non-affiliated holders of restricted securities to publicly resell unlimited amounts of their shares, subject to a one-year holding period prior to sale.

Rule 144

In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least six months, whether or not the holder is our affiliate, the holder may sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of our then outstanding common stock and (b) the average weekly reported trading volume of our common stock on NASDAQ during the four calendar week period specified in the Rule.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

A person who is not our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned shares for at least one year, including the holding period of any prior owner who is not an affiliate, is entitled to resell restricted securities, without regard to amount, and without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Stock Options and Registration Statements on Form S-8

We have not previously registered our equity compensation plans on Form S-8 and, accordingly, shares of common stock sold upon the exercise of options granted under our equity compensation plans are restricted securities and may only be sold in compliance with Rule 144. We may in the future file a Form S-8 registration statement to register our equity compensation plans.

LEGAL MATTERS

Steven I. Weinberger, P.A., Boca Raton, Florida, will review the validity of the issuance of the shares of common stock, the resale of which is covered by this prospectus.

EXPERTS

The consolidated financial statements of Fusion Telecommunications International, Inc. appearing in our Annual Report (Form 10-K) for the years ended December 31, 2013 and 2012 included therein, have been audited by Rothstein Kass, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fusion Telecommunications International, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

8,414,904 Shares of Common Stock

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable in connection with the registration of the common stock described in the Registration Statement. All such expenses are estimates except for the SEC registration fee. These expenses will be borne by the Registrant.

Item	Company Expense
SEC registration fee	$6,396
Printing and engraving expenses	1,000
Legal fees and expenses	7,500
Accounting fees and expenses	5,000
Miscellaneous	2,500
Total	$22,396

Item 14.                                Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because he or she is or was a director, officer, employee or agent of the corporation.

A corporation may indemnify against expenses, including attorney’s fees, and against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, issue or matter as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses which the court deems proper.

Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Fusion pursuant to the foregoing provisions, Fusion has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Fusion in the successful defense of any action, suit or proceeding, is asserted, Fusion will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Fusion will be governed by the final adjudication of this issue.

Item 15.                                Recent Sales of Unregistered Securities.

Between December 31, 2013 and January 24, 2014, the Company issued to a total of 121 accredited investors (the “Investors”) an aggregate of 22,838 shares of its Series B-2 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B-2 Preferred Stock”) and Warrants (the “Investor Warrants”) to purchase 1,461,632 shares of the Company’s common stock, which included the issuance of 2,052 shares of Series B-2 Preferred Stock and Investor Warrants to purchase 131,328 shares of the Company’s common stock upon the conversion of $2,052,000 in indebtedness of the Company, including the conversion of $2,000,000 of notes payable to Marvin Rosen, $50,000 of other Company indebtedness payable to Matthew Rosen, and $2,000 payable to another Director of the Company.  The issuance also included 540.5 shares of Series B-2 Preferred Stock and Investor Warrants to purchase 34,592 shares of common stock related to other directors of the Company who participated in the offering on the same terms as the other Investors.  None of the shares underlying the Series B-2 Preferred Stock or Investor Warrants that were issued to directors of the Company are being registered.  Gross cash proceeds from the December 31, 2013 issuance of Series B-2 Preferred Stock and Investor Warrants were $20,786,000, and were used to partially finance the acquisition of the Broadvox Assets and for general corporate purposes.  Each share of Series B-2 Preferred Stock has a Stated Value of $1,000, and is convertible into shares of the Company’s common stock at a conversion price of $5.00 per share (the “Preferred Conversion Price”), subject to adjustment.  The Investor Warrants may be exercised at any time for a number of shares of the Company’s common stock that is equal to 40% of the Stated Value divided by one hundred and twenty 125% of the Preferred Conversion Price, as adjusted for stock splits, combinations and reclassifications (the “Investor Warrant Exercise Price”). Each Investor Warrant is at the Investor Warrant Exercise Price for a five-year term commencing on the date of issuance.  (1)

The Company sold the Series B-2 Preferred Stock and Investor Warrants through Aegis Capital Corp., in conjunction with the assistance of certain select broker-dealers, each of which is registered as such with the Financial Industry Regulatory Association, and through its officers and directors. The Company paid aggregate cash compensation to the broker-dealers of approximately $1.1 million, and issued warrants to the broker-dealers or their respective designees to purchase 182,722 shares of the Company’s Common Stock.

Between October 22, 2012 and October 24, 2012, the Company entered into subscription agreements with 91 accredited investors, pursuant to which the Company sold 6,027.75 shares of its Series B-1 Preferred Stock, and Fixed Warrants (the “Fixed Warrants”) to purchase 440,345 shares of Fusion’s common stock (the “Fixed Warrant Shares”), which includes 500 shares of Series B-1 Preferred Stock and 36,635 Fixed Warrants issued to directors of the Company who participated in the offering on the same terms as the other participants.  In addition, a $10,000 obligation of the Company payable to an employee of the Company was satisfied through the issuance of 10 shares of Series B-1 Preferred Stock and 733 Fixed Warrants.  Each share of Series B-1 Preferred Stock had a Stated Value of $1,000, and was convertible into a number of shares of the Company’s common stock that is equal to the Stated Value divided by the volume-weighted-average price of the Company’s common stock for the 10 trading days prior to the closing (the “Series B-1 Preferred Conversion Price”). On September 30, 2013, all of the Series B-1 Preferred Stock was mandatorily converted into shares of the Company's common stock, in accordance with the terms of the Series B-1 Preferred Stock. The Fixed Warrants may be exercised at any time for a number of Warrant Shares that is equal to fifty (50%) percent of the Stated Value of the Series B-1 Preferred Stock divided by 125% of the Series B-1 Preferred Conversion Price, as adjusted for stock splits, combinations and reclassifications (the “Fixed Warrant Exercise Price”).  Each Fixed Warrant is exercisable at the Fixed Warrant Exercise Price for a five-year term commencing on the date of issuance. The net proceeds of approximately $5,732,000 received from the issuance of the Series B-1 Preferred Stock and Fixed Warrants were used to finance a portion of the cash purchase price of NBS, repay certain indebtedness of the Company and for general corporate purposes. (1)

The Company sold the Series B-1 Preferred Stock and Warrants through Bradley Woods & Co., Ltd, as lead manager and placement agent (the “Placement Agent”), in conjunction with the assistance of certain select broker-dealers, each of which is registered as such with the Financial Industry Regulatory Association, and through its officers and directors.  The Company paid $0.2 million of aggregate cash compensation to the Placement Agent and its designees. The Company also issued placement agent warrants to the Placement Agent and its designees to purchase 17,543 shares of the Company’s common stock.

Between March 28, 2013 and July 10, 2013, the Company entered into subscription agreements with 43 accredited investors, under which the Company issued an aggregate of 628,093 shares of common stock and warrants to purchase 314,055 shares of common stock, for which the Company received net proceeds of approximately $2.2 million (the “March 2013 Offering”). The warrants are exercisable at prices ranging from $4.25 to $5.50 per share, subject to adjustment.  The forgoing amounts include 16,947 shares of common stock and warrants to purchase 8,474 shares of common stock issued to directors of the Company who entered into subscription agreements on the same terms as the other subscribers. (1)

Between July 12, 2013 and October 12, 2013, the Company entered into subscription agreements with 27 accredited investors, under which the Company issued an aggregate of 377,088 shares of common stock and five-year warrants to purchase 188,551 shares of the Company’s common stock for net proceeds of approximately $1.9 million (the “July 2013 Offering”).   The warrants are exercisable at prices ranging from $5.45 to $8.50 per share, subject to adjustment.  The forgoing amounts include 2,468 shares of common stock and warrants to purchase 1,234 shares of common stock issued to directors of the Company who entered into subscription agreements on the same terms as the other subscribers. (1)

The Company sold the securities for the March 2013 Offering and the July 2013 Offering through Noble Financial Capital Markets, as placement agent (the “Placement Agent”), in conjunction with the assistance of certain select broker-dealers, each of which is registered as such with the Financial Industry Regulatory Association, and through its officers and directors.  The Company paid aggregate cash compensation of approximately $0.3 million to the Placement Agent and the other broker dealers. The Placement Agent and its designees also earned the right to receive warrants to purchase 31,113 shares of the Company’s common stock.

During the year ended December 31, 2013, the Company issued an aggregate of 19,112 shares of common stock to third parties for services valued at $98,251. (2)

During the year ended December 31, 2012, the Company entered into subscription agreements with 29 accredited investors, under which the Company issued an aggregate of 215,255 shares of common stock and five-year warrants to purchase 66,799 shares of the Company’s common stock for aggregate consideration of $1.2 million.  The warrants are exercisable at 112%-125% of the average closing price of the Company’s common stock for the five trading days prior to closing. (1)

On October 29, 2012, the Company issued 227,274 shares of common stock valued at $1.25 million as part of the purchase price of NBS, and issued 9,091 shares of common stock valued at $50,000 in connection with its entering into an executive employment agreement with Jonathan Kaufman. (1)

In March of 2012, the Company issued 11,759 shares of common stock for which $80,000 of proceeds had been received prior to 2011. (1)

During the year ended December 31, 2011, the Company entered into subscription agreements with 27 accredited investors, under which the Company issued an aggregate of 265,824 shares of common stock and five-year warrants to purchase 69,656 shares of the Company’s common stock for aggregate consideration of $1.1 million. The warrants are exercisable at 112% to 125% of the average closing price of the Company’s common stock for the five trading days prior to closing. Two of these investors, accounting for 20,741 shares, 5,445 warrants and proceeds of $85,000, were directors of the Company. (1)

_________________________________
(1) Each of the purchasers in each of these transactions were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and represented that it had sufficient knowledge and experience that it was able to evaluate the risks and merits of an investment in Fusion’s securities. Each purchaser was provided access to business and financial information about us and was provided an opportunity to ask questions of our officers and directors concerning the terms of their investment and Fusion’s business and financial condition. Each purchaser represented that it was acquiring the securities for investment purposes and not for distribution except as permitted under applicable securities laws. To the extent required under applicable law, the certificates issued in each of these transactions bears a legend restricting transferability of the securities absent registration under the Securities Act or the availability of an applicable exemption from registration. Except as otherwise described, no placement agent was involved in the transactions and no commissions or similar remuneration was paid. A Form D was filed with the Securities and Exchange Commission. The issuance of our securities in each of these transactions was exempt from the registration requirements of the Securities Act by reason of Regulation D of the Securities Act.

(2) The recipient represented that it had sufficient knowledge and experience that it was able to evaluate the risks and merits of an investment in Fusion’s securities. The certificates issued in each of these transactions bears a legend restricting transferability of the securities absent registration under the Securities Act or the availability of an applicable exemption from registration. No placement agent was involved in the transactions and no commissions or similar remuneration was paid. The issuance of our securities in each of these transactions was exempt from the registration requirements of the Securities Act by reason of Section 4(2).

Item 16.                                Exhibits.

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the SEC.

Exhibit No.	Description

3.1	Certificate of Incorporation, as amended (*)
3.1(b)	Certificate of Designation of the Rights and Preferences of the Series A-2 Preferred Stock (6)
3.1(c)	Certificate of Designation of the Rights and Preferences of the Series A-4 Preferred Stock (9)
3.1(d)	Form of Subscription Agreement (7)
3.1(e)	Certificate of Designation of the Rights and Preferences of the Series A-1 Preferred Stock (5)
3.1(f)
Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Cumulative Convertible Preferred Stock, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2012

3.1(g)	Certificate of Designations of Preferences, Rights and Limitations of Series B-2 Senior Convertible Preferred Stock (18)
3.2	Bylaws (*)
5 .1	Opinion and Consent of Counsel (19)
10.1	1998 Stock Option Plan (*)
10.2	Employment Agreement between registrant and Matthew Rosen (*)
10.2.1	Amended and Restated Employment Agreement between registrant and Matthew Rosen (3)
10.3	Master Service Agreement between registrant and Terremark Worldwide, Inc., dated May 29, 2003 (*)
10.5	Joint Venture Agreement between registrant and Karamco, Inc., dated December 12, 2002 (*)
10.7	Form of Warrant to Purchase Common Stock (*)
10.8	Lease Agreement between registrant and SLG Graybar Sublease, LLC for the 420 Lexington Avenue, New York, NY office (*)
10.8.1	Lease Modification Agreement dated November 1, 2005, between registrant and SLG Graybar Sublease, LLC for the 420 Lexington Avenue, New York, NY office (8)
10.8.2	Lease Modification Agreement dated November 1, 2005, between registrant and SLG Graybar Sublease, LLC for the 420 Lexington Avenue, New York, NY office (8)
10.8.3	Lease Agreement dated November 1, 2005, between registrant and SLG Graybar Sublease, LLC for the 420 Lexington Avenue, New York, NY office (8)
10.9	Lease Agreement between registrant and 67 Broad Street LLC for the 75 Broad Street, New York, NY office (*)
10.10	Lease Agreement between registrant and Fort Lauderdale Crown Center, Inc. for the Fort Lauderdale, Florida office, as amended (*)
10.10.1	Amendment dated February 10, 2006, to Lease Agreement between registrant and Fort Lauderdale Crown Center, Inc., for the Fort Lauderdale, Florida office, as amended (8)
10.11	Lease Agreement between Efonica FZ- LLC and Dubai Internet City for Dubai offices (8)
10.13	Shareholders Joint Venture Agreement between registrant and Communications Ventures Index Pvt. Ltd., dated March 11, 2000 (*)
10.19	Warrant to Purchase Common Stock issued by registrant to Marvin Rosen, dated July 31, 2002 (*)
10.20	Form of Promissory Note and Security Agreement (2)
10.21	Agreement with MCI Communications Services, Inc., dated September 20, 2006 (2)
10.22	Agreement with VCG dated June 10, 2004 (2)
10.23	Agreement with Qwest Communications Corporation dated April 22, 2002 (2)
10.24	Agreement with AT&T dated April 13, 2006 (2)
10.25	Agreement with T-Systems, Inc., dated October 24, 2002 (2)
10.28	Non-Competition Agreement between registrant and Marvin Rosen (*)
10.29
Stock Purchase Agreement between registrant, Convergent Technologies, Ltd. and the stockholders listed on Schedule 1 Attached thereto, dated December 16, 2004, as amended and restated, dated January 11, 2005 (*)

10.31.1	Stock Purchase Agreement between registrant, Efonica FZ-LLC and Karamco, Inc., dated January 11, 2005 and the amendment thereto (*)
10.31.2	Amendment to Stock Purchase Agreement between registrant, Efonica FZ-LLC and Karamco, Inc., dated March 24, 2006 (8)
10.32	Carrier Service Agreement for International Terminating Traffic between the registrant and Qwest Communications Corporation, dated May 17, 2000 (*)

10.33	Carrier Service Agreement between registrant and Telco Group, Inc. dated April 3, 2001, as amended (*)
10.34	Colocation License Agreement between the registrant and Telco Group, dated January 28, 2002 (*)
10.35	International VoIP Agreement, dated April 25, 2002, as amended (*)
10.37	Lease Agreement dated April 28, 2005, between Convergent Technologies Limited and Oceanic Digital Jamaica Limited (**)
10.38
Promissory Note issued by iFreedom Communications International Holdings, Limited; iFreedom Communications Corporation; iFreedom Communications (Malaysia) Sdn. Bhd.; iFreedom Communications, Inc.; iFreedom Communications Hong Kong Limited and iFreedom UK, Ltd., jointly and severally, to Registrant. (8)

10.39	Form of Subscription Agreement (5)
10.40	Form of Warrant (5)
10.41	Purchase and Sale Agreement dated September 12, 2011 between registrant and Prestige Capital Corporation (10)
10.42	Membership Interest Purchase and Sale Agreement dated January 30th, 2012 between the registrant, Network Billing Systems, LLC, Jonathan Kaufman, and Christiana Trust as trustee of the LK Trust (11)
10.43
Asset Purchase and Sale Agreement dated January 30th, 2012 between the registrant, Interconnect Systems Group II LLC, Jonathan Kaufman, Lisa Kaufman as trustee of the JK Trust and Jonathan Kaufman as trustee of the LKII Trust (11)

10.44
Forbearance and Settlement Agreement between the registrant and TD Bank, N.A., as successor by merger to Commerce Bank, N.A., filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed May 14, 2013 and incorporated herein by reference.

10.45
Amendment No. 1 dated June 6, 2013 to the Asset Purchase and Sale Agreement dated January 30th, 2012 between the registrant, Interconnect Systems Group II LLC, Jonathan Kaufman, Lisa Kaufman as trustee of the JK Trust and Jonathan Kaufman as trustee of the LKII Trust, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.

10.46
Amendment No. 1 dated June 6, 2013 to the Membership Interest Purchase and Sale Agreement dated January 30th, 2012 between the registrant, Network Billing Systems, LLC, Jonathan Kaufman, and Christiana Trust as trustee of the LK Trust , filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.

10.47
Amendment No. 2 dated August 20, 2012 to the Asset Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Interconnect Services Group II LLC, Jonathan Kaufman, Lisa Kaufman as trustee of the JK Trust and Jonathan Kaufman as trustee of the LKII Trust (12)

10.48
Amendment No. 2 dated August 20, 2012 to the Membership Interest Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Network Billing Systems, LLC, Jonathan Kaufman and Christiana Trust as trustee of the LK Trust (12)

10.49
Amendment No. 3 dated September 21, 2012 to the Asset Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Interconnect Services Group II LLC, Jonathan Kaufman, Lisa Kaufman as trustee of the JK Trust and Jonathan Kaufman as trustee of the LKII Trust (12)

10.50
Amendment No. 3 dated September 21, 2012 to the Membership Interest Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Network Billing Systems, LLC, Jonathan Kaufman and Christiana Trust as trustee of the LK Trust (12)

10.51
Amendment No. 4 dated October 24, 2012 to the Asset Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Interconnect Services Group II LLC, Jonathan Kaufman, Lisa Kaufman as trustee of the JK Trust and Jonathan Kaufman as trustee of the LKII Trust (12)

10.52
Amendment No. 4 dated October 24, 2012 to the Membership Interest Purchase and Sale Agreement dated January 30, 2012 between the registrant, Fusion NBS Acquisition Corp., Network Billing Systems, LLC, Jonathan Kaufman and Christiana Trust as trustee of the LK Trust (12)

10.53	Promissory Note dated October 29, 2012 payable to the LK Trust (12)
10.54	Promissory Note dated October 29, 2012 payable to Jonathan Kaufman (12)
10.55	Employment and Restrictive Covenant Agreement dated October 29, 2102 between the Registrant and Jonathan Kaufman (12)
10.56	Lease Agreement dated October 1, 2012 by and between Manchester Realty, LLC and Fusion NBS Acquisition Corp (12)
10.57
Securities Purchase Agreement and Security agreement, dated as of October 29, 2012, by and among Fusion NBS Acquisition Corp., Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP, and Praesidian Capital Opportunity Fund III, LP as agent for the Lenders (12)

10.58	Series A Promissory Note dated October 29, 2012 payable to Plexus Fund II (12)

10.59	Series B Promissory Note dated October 29, 2012 payable to Plexus Fund II Series (12)
10.60	Series A Promissory Note dated October 29, 2012 payable to Praesidian Fund III (12)
10.61	Series B Promissory Note dated October 29, 2012 payable to Praesidian Fund III Praesidian Fund III Series B Note (12)
10.62	Series A Promissory Note dated October 29, 2012 payable to Praesidian Fund III-A (12)
10.63	Series B Promissory Note dated October 29, 2012 payable to Praesidian Fund III-A (12)
10.64	Praesidian Fund III Common Stock Purchase Warrant dated October 29, 2012 (12)
10.65	Praesidian Fund III-A Common Stock Purchase Warrant dated October 29, 2012 (12)
10.66	Plexus Fund II Common Stock Purchase Warrant dated October 29, 2012 (12)
10.67
Intellectual Property Security Agreement dated as of October 29, 2012 by Fusion Telecommunications International, Inc. and Network Billing systems, LLC, in favor of Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP (12)

10.68
Intercreditor and Subordination Agreement dated as of October 29, 2012 by and among Marvin Rosen, Fusion Telecommunications International, Inc., Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, LP and Praesidian Capital Opportunity Fund III as agent (12)

10.69
Intercreditor and Subordination Agreement dated as of October 29, 2012 by and among John Kaufman, Christiana Trust, a division of WSFS Bank, as trustee of the LK Trust, Fusion NBS Acquisition Corp., Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, LP and Praesidian Capital Opportunity Fund III as agent (12)

10.70
Intercreditor Agreement dated as of October 29, 2012, by and among Prestige Capital Corporation, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP (12)

10.71
Pledge Agreement dated as of October 29, 2012 by and among Fusion Telecommunications International, Inc., Fusion NBS Acquisition Corp., Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, LP and Praesidian Capital Opportunity Fund III as agent (12)

10.72
Right of First Refusal Agreement dated as of October 29, 2012 by and among Fusion Telecommunications International, Inc., Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, LP and Praesidian Capital Opportunity Fund III as agent (12)

10.731	Management Rights Agreement dated as of October 29, 2012 by and among Fusion Telecommunications International, Inc., Fusion NBS Acquisition Corp. and Praesidian Capital Opportunity Fund III (12)
10.732	Management Rights Agreement dated as of October 29, 2012 by and among Fusion Telecommunications International, Inc., Fusion NBS Acquisition Corp. and Praesidian Capital Opportunity Fund III-A (12)
10.733	Management Rights Agreement dated as of October 29, 2012 by and among Fusion Telecommunications International, Inc., Fusion NBS Acquisition Corp., and Plexus Fund II, LP (12)
10.74	Small Business Side Letter dated October 29, 2012 – Plexus Fund II, LP (12)
10.75	Small Business Side Letter dated October 29, 2012– Praesidian Capital Opportunity Fund III-A, LP (12)
10.76
Waiver And Amendment to Securities Purchase Agreement is entered into as of August 14, 2013, by and among Fusion NBS Acquisition Corp, Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP, and Praesidian Capital Opportunity Fund III, LP as agent (13)

10.77
Asset Purchase and Sale Agreement effective as of August 30, 2013 by and among Fusion Telecommunications International, Inc., Fusion Broadvox Acquisition Corp.; BroadvoxGo!, LLC,; and Cypress Communications, LLC (14)

10.78
Waiver And Second Amendment to Securities Purchase Agreement is entered into as of November 8, 2013, by and among Fusion NBS Acquisition Corp, Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP, and Praesidian Capital Opportunity Fund III, LP as agent (15)

10.79
First Amendment to the Asset Purchase and Sale Agreement effective as of November 15, 2013 by and among Fusion Telecommunications International, Inc., Fusion Broadvox Acquisition Corp.; BroadvoxGo!, LLC,; and Cypress Communications, LLC (16)

10.80
Second Amendment to the Asset Purchase and Sale Agreement effective as of December 16, 2013 by and among Fusion Telecommunications International, Inc., Fusion Broadvox Acquisition Corp.; BroadvoxGo!, LLC,; and Cypress Communications, LLC (17)

10.81
Third Amendment to Securities Purchase Agreement is entered into as of December 16, 2013, by and among Fusion NBS Acquisition Corp, Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and Plexus Fund II, LP, and Praesidian Capital Opportunity Fund III, LP as agent (17)

10.82	Form of Subscription Agreement (18)
10.83	Form of Common Stock Purchase Warrant (18)
10.84	Form of Registration Rights Agreement (18)
10.85	Form of Series C Note (18)

10.86
Amended and Restated Securities Purchase Agreement and Security Agreement dated December 31, 2013 by and among Fusion NBS Acquisition Corp., Fusion Telecommunications International, Inc., Network Billing Systems, LLC, Fusion BVX LLC, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, L.P., Plexus Fund III, L.P., Plexus Fund QP III, L.P. and United Insurance Company Of America (18)

10.87
First Amendment To Intercreditor Agreement dated as of December 31, 2013 by and among Prestige Capital Corporation, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, L.P., Plexus Fund III QP, L.P., United Insurance Company of America, Fusion NBS Acquisition Corp., Fusion Telecommunications International, Inc., Network Billing Systems, LLC and Fusion BVX LLC (18)

10.88	Form of Series D Note dated December 31, 2013 (18)
10.89	Form of Management Rights Letter dated December 31, 2013 (18)
10.90	Form of SBA Side Letter Dated December 31, 2013 (18)
10.91	Form of Lenders’ Warrant dated December 31, 2013 (18)
10.92
Joinder Agreement dated as of December 31, 2013 by and among Fusion Telecommunications International, Inc., Fusion NBS Acquisition Corp., Fusion BVX LLC in favor of Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, Plexus Fund II, L.P., Plexus Fund III, L.P., Plexus Fund QP III, L.P., and United Insurance Company Of America (18)

10.93	Assignment and Assumption Agreement dated as of December 31, 2013 by and among BroadvoxGo!, LLC, Cypress Communications, LLC, Fusion Telecommunications International, Inc., and Fusion BVX, LLC (18)
10.94	Bill of Sale dated as of December 31, 2013 delivered by BroadvoxGo!, LLC and Cypress Communications, LLC (18)
10.95	Limited Trademark License Agreement dated as of December 31, 2013 by and among Broadvox, LLC; Fusion Telecommunications International, Inc. and Fusion BVX LLC (18)
10.96	Transition Services Agreement by and among BroadvoxGO!, LLC, Cypress Communications, LLC, Fusion BVX LLC and Fusion Telecommunications International, Inc. (18)
14	Code of Ethics of Registrant (8)
23.1	Consent of Independent Registered Public Accounting Firm (****)
23.2	Consent of Counsel (included in Exhibit 5.1 ) (19)

(1)	Intentionally omitted.

(2)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K filed April 13, 2011, and incorporated herein by reference.

(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on March 17, 2006, and incorporated herein by reference.

(4)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K filed March 25, 2010, and incorporated herein by reference.

(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 15, 2006, and incorporated herein by reference.

(6)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on May 9, 2007, and incorporated herein by reference.

(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on November 23, 2007 and 8K/A on November 27, 2007, and incorporated herein by reference.

(8)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K filed on March 31, 2006, and incorporated herein by reference.

(9)	Identical to Certificate of Rights and Preferences of Series A-2 Preferred Stock filed as an exhibit to Form 8-K on May 9, 2007.

(10)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 filed on November 15, 2011 and incorporated herein by reference.

(11)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K filed March 30, 2012 and incorporated herein by reference.

(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on November 2, 2012 and incorporated herein by reference.

(13)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 19, 2013 and incorporated herein by reference.

(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on September 4, 2013 and incorporated herein by reference.

(15)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013 and incorporated herein by reference.

(16)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on November 21, 2013 and incorporated herein by reference.

(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference.

(18)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A filed on January 7, 2014 and incorporated herein by reference.

(19)	Filed as an Exhibit to the Company’s Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (file no. 333-195659) filed on June 24, 2014 and incorporated herein by reference.

*	Originally filed with the Company’s Registration Statement no. 33-120412 and incorporated herein by reference.

**	Originally filed with the Company’s Registration Statement no. 33-120206 and incorporated herein by reference.

***
Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

****	Filed herewith.

Item 17.                                Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.  2 to Registration Statement on Form S-1  to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 10, 2014.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Matthew Rosen
Matthew Rosen
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
President, Chief Operating Officer, Acting Chief Financial Officer (Principal Financial Officer)

By:	/s/ Marc Gelberg
Senior Vice President - Finance (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew D. Rosen and Philip D. Turits, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Amendment to Registration Statement on Form S-1 on Form S-3) and to file or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue of Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Marvin S. Rosen	Chairman the Board of Directors	July 10, 2014
Marvin S. Rosen

/s/ Matthew D. Rosen	Chief Executive Officer, Principal Executive Officer and Director	July 10, 2014
Matthew D. Rosen

/s/ Philip D. Turits	Secretary, Treasurer and Director	July 10, 2014
Philip D. Turits

/s/ E. Alan Brumberger	Director	July 10, 2014
E. Alan Brumberger

Director
Jack Rosen

Director
Paul C. O’Brien

/s/ Michael J. Del Giudice	Director	July 10, 2014
Michael J. Del Giudice

Larry Blum	Director

William Rubin	Director

INDEX TO EXHIBITS

Exhibit Number	Description

23.1	Consent of Independent Registered Public Accounting Firm